Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

Websense, Inc.,

a Delaware corporation;

Leap Acquisition Corp.,

a Delaware corporation;

PortAuthority Technologies, Inc.

a Delaware corporation;

PortAuthority Technologies Israel Ltd.,

an Israeli private limited liability company;

and

Donald Sullivan

as the Stockholders’ Representative

Dated as of December 20, 2006

i

2.15	Employee and Labor Matters; Benefit Plans	32

2.16	Environmental Matters	37

2.17	Insurance	38

2.18	Related Party Transactions	38

2.19	Legal Proceedings; Orders	38

2.20	Authority; Binding Nature of Agreement	39

2.21	Non-Contravention; Consents	39

2.22	Vote Required	40

2.23	Internal Control	40

2.24	Discussions with Other Persons	40

2.25	Brokers’ and Finders’ Fees	41

2.26	Full Disclosure	41

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		41

3.1	Due Organization	41

3.2	Authority; Binding Nature of Agreement	41

3.3	Financing	41

3.4	Non-Contravention; Consents	42

SECTION 4. CERTAIN COVENANTS OF THE COMPANY		42

4.1	Access and Investigation	42

4.2	Operation of the Acquired Companies’ Business	42

4.3	Procedures for Requesting Parent Consent	45

4.4	Notification; Updates to Disclosure Schedule	45

4.5	No Negotiation	46

4.6	Termination of Agreements	47

4.7	Payment of Expenses and Liabilities	47

4.8	Severance	48

4.9	Non-Competition Agreements	48

4.10	Resignation of Officers and Directors	48

4.11	Internal Controls	48

4.12	Release of Liens	48

4.13	FIRPTA Matters	48

4.14	Public Auditor’s Consent	48

4.15	Pre-Ruling	49

4.16	Payments to Employees	49

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES		49

5.1	Filings and Consents	49

5.2	Written Consent	49

5.3	Israeli Regulatory Matters	50

5.4	Other Regulatory Approvals; Reasonable Efforts	51

5.5	Public Announcements	52

5.6	Best Efforts	52

5.7	Employee Benefits	52

5.8	Indemnification of Directors and Officers	53

5.9	S-8	53

5.10	Review of Net Operating Losses	53

5.11	Post Measurement Date Activities	53

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB		54

6.1	Accuracy of Representations	54

6.2	Performance of Covenants	54

6.3	Stockholder Approval	54

6.4	Dissenting Shares	54

6.5	Consents	54

6.6	No Material Adverse Effect	54

6.7	Agreements and Documents	54

6.8	No Restraints	56

6.9	No Legal Proceedings	56

6.10	Employees	56

6.11	280G Stockholder Approval	56

6.12	Termination of Certain Company Options and Company Warrants; Optionholder Acknowledgement	56

6.13	Antitrust Approvals	56

6.14	Release of Liens	57

6.15	Termination of Employee Plans	57

6.16	Minimum Working Capital	57

6.17	Termination of Agreements	57

6.18	Employee Release	57

6.19	Amendment to Certificate of Incorporation. The Charter Amendment shall have been filed with the Secretary of State of the State of Delaware	57

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		57

7.1	Accuracy of Representations	58

7.2	Performance of Covenants	58

7.3	No Restraints	58

7.4	Documents	58

7.5	Antitrust Approvals	58

SECTION 8. TERMINATION		58

8.1	Termination Events	58

8.2	Termination Procedures	59

8.3	Effect of Termination	59

SECTION 9. INDEMNIFICATION, ETC		60

9.1	Survival of Representations, Etc	60

9.2	Indemnification by Holders of Eligible Company Securities	60

9.3	Threshold	62

9.4	Maximum Liability	62

9.5	No Contribution	63

9.6	Procedure for recovery from Escrow Account	63

9.7	Defense of Third Party Claims	63

9.8	Limitations	64

9.9	Exercise of Remedies by Indemnitees Other than Parent	64

9.10	Tax Indemnification	65

SECTION 10. MISCELLANEOUS PROVISIONS		67

10.1	Stockholders’ Representative	67

10.2	Further Assurances	69

10.3	Fees and Expenses	69

10.4	Attorneys’ Fees	69

10.5	Notices	69

10.6	Confidentiality	71

10.7	Time of the Essence	71

10.8	Headings	71

10.9	Counterparts	71

10.10	Governing Law	71

10.11	Successors and Assigns	71

10.12	Remedies Cumulative; Specific Performance	71

10.13	Waiver	71

10.14	Amendments	72

10.15	Severability	72

10.16	Parties in Interest	72

10.17	Entire Agreement	72

10.18	Waiver	72

10.19	Construction	73

v

EXHIBITS

Exhibit A	Certain Definitions

Exhibit B	Key Stockholders

Exhibit C	Form of Voting Agreement

Exhibit D	Key Employees

Exhibit E	Form of Employment Agreement

Exhibit F	List of Consultants

Exhibit G	Form of Consulting Agreement

Exhibit H	Form of Terminating Employee Release

Exhibit I	Form of Non-Competition Agreement

Exhibit J	Form of Escrow Agreement

Exhibit K	Legal Opinion

Exhibit L	280G Waiver

Exhibit M	List of Employees signing Non-Competition Agreements

EXECUTION COPY

AGREEMENT AND PLAN

OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (“Agreement”) is made and entered into as of December 20, 2006 by and among:  Websense, Inc., a Delaware corporation (“Parent”); Leap Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); PortAuthority Technologies, Inc., a Delaware corporation (the “Company”); PortAuthority Technologies Israel Ltd., an Israeli private limited liability company and wholly owned subsidiary of the Company (the “Subsidiary”); and, solely with respect to Sections 1.11, 4.14, 9 and 10, Donald Sullivan as the Stockholders’ Representative. Certain other capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.                                    Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub into the Company in accordance with this Agreement and the DGCL.  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B.                                    This Agreement has been approved and declared advisable by the respective boards of directors of Parent, Merger Sub and the Company and such respective boards of directors have determined that the Merger is in the best interests of the stockholders of their respective companies.

C.                                    Concurrently with the execution and delivery of this Agreement by the parties hereto, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each stockholder of the Company set forth on Exhibit B (each, a “Key Stockholder”) is executing and delivering to Parent a Voting Agreement, in the form attached hereto as Exhibit C.

D.                                    Concurrently with the execution and delivery of this Agreement by the parties hereto, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each employee of the Acquired Companies set forth on Exhibit D (each, a “Key Employee”) is executing and delivery to Parent an Employment Agreement in the form attached hereto as Exhibit E and each employee of the Acquired Companies set forth on Exhibit F is executing and delivery to Parent a Consulting Agreement in the form attached hereto as Exhibit G.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.                       Description of Transaction

1.1                               Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time

(as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2                               Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3                               Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish llp, 4401 Eastgate Mall, San Diego, California, at the time and on a date to be mutually agreed to by Parent and the Company, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).  The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”  Contemporaneously with the Closing, a properly executed certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware, which shall have been precleared for filing with the Delaware Secretary of State.  The Merger shall become effective at the time such Certificate of Merger is filed with the Secretary of State of the State of Delaware (the time the Merger becomes effective being the “Effective Time”).

1.4                               Certificate of Incorporation and Bylaws; Directors and Officers.  Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a)                                  the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Merger Sub immediately prior to the Effective Time.

(b)                                  the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I thereof shall be amended as follows: “The name of the Corporation is PortAuthority Technologies, Inc.”; and

(c)                                  the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time.

1.5                               Conversion of Shares.

(a)                                  Subject to Sections 1.5(b), 1.8(c) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:

(i)                                    any shares of Company Capital Stock then held by the Company or the Subsidiary (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)                                except as provided in clause “(i)” above, each share of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, subject to the escrow provisions set forth in Sections 1.5(a)(ii) and 1.10 hereof, without interest: an amount in cash equal to (1) the Per Share Series D Liquidation Preference; plus (2) the product obtained by multiplying the number of shares of Company Common Stock into which one share of Company Series D Preferred Stock is convertible immediately prior to the Effective Time by the Per Share Common Stock Payment (clauses “(1)” and “(2)” together, the “Per Share Series D Payment”).  At the Closing, an amount equal to the product of the Per Share Series D Payment multiplied by the Escrow Percentage shall be withheld from the Per Share Series D Payment and placed in the Escrow Fund in accordance with Section 1.10 and the Escrow Agreement, and will be released as, when and if such disbursements are required to be made;

(iii)                            except as provided in clause “(i)” above, each share of Company Series C-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, subject to the escrow provisions set forth in Sections 1.5(a)(iii) and 1.10 hereof, without interest: an amount in cash equal to (1) the Per Share Series C-2 Liquidation Preference; plus (2) the product obtained by multiplying the number of shares of Company Common Stock into which one share of Company Series C-2 Preferred Stock is convertible immediately prior to the Effective Time by the Per Share Common Stock Payment (clauses “(1)” and “(2)” together, the “Per Share Series C-2 Payment”).  At the Closing, an amount equal to the product of the Per Share Series C-2 Payment multiplied by the Escrow Percentage shall be withheld from the Per Share Series C-2 Payment and placed in the Escrow Fund in accordance with Section 1.10 and the Escrow Agreement, and will be released as, when and if such disbursements are required to be made;

(iv)                               except as provided in clause “(i)” above, each share of Company Series C-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, subject to the escrow provisions set forth in Sections 1.5(a)(iv) and 1.10 hereof, without interest: an amount in cash equal to (1) the Per Share Series C-1 Liquidation Preference; plus (2) the product obtained by multiplying the number of shares of Company Common Stock into which one share of Company Series C-1 Preferred Stock is convertible immediately prior to the Effective Time by the Per Share Common Stock Payment (clauses “(1)” and “(2)” together, the “Per Share Series C-1 Payment”).  At the Closing, an amount equal to the product of the Per Share Series C-1 Payment multiplied by the Escrow Percentage shall be withheld from the Per Share Series C-1 Payment and placed in the Escrow Fund in accordance with Section 1.10 and the Escrow Agreement, and will be released as, when and if such disbursements are required to be made;

(v)                                   except as provided in clause “(i)” above, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, subject to the escrow provisions set forth in Sections 1.5(a)(v) and 1.10 hereof, without interest, an amount in cash equal to the Per Share Common Stock Payment.  At the Closing, an amount equal to the product of the Per Share Common Stock Payment multiplied by the Escrow Percentage shall be withheld from such Per Share Common Stock Payment and placed in the Escrow Fund in accordance with Section 1.10 and the Escrow Agreement, and will be released as, when and if such disbursements are required to be made;

(vi)                               each share of the common stock, par value $0.001 of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation; and

(vii)                           each share of Company Capital Stock owned by Parent, Merger Sub, the Company or any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, if any, shall be canceled and retired without payment of any consideration with respect thereto.

(b)                                  In the event that any holder of Eligible Company Securities has outstanding loans from the Acquired Companies as of the Effective Time, the consideration payable, pursuant to Sections 1.5 or 1.6, to such holder in respect of any Eligible Company Securities held by such holder of Eligible Company Securities as of immediately prior to the Effective Time shall be reduced by an amount equal to the sum of the outstanding principal plus accrued interest of such holder’s loans as of the Effective Time.  Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this 1.5(b).  To the extent that any consideration otherwise payable to such holder is so reduced, such amount shall be treated for all purposes as having been paid to such holder.

1.6                               Company Stock Options and Company Warrants.  At the Effective Time, each Company Option and Company Warrant that is then outstanding, whether under the Company Option Plans or otherwise, shall be treated as follows:

(a)                                  On or immediately prior to the Effective Time, each holder of an outstanding Company Option that is not fully exercised prior to the Effective Time, shall exercise the vested portion of such Company Option for the right to receive, without interest and subject to Sections 1.5(b) and 1.8(c), an amount equal to the product of (i) the excess of the Per Share Common Stock Payment over the exercise price per share of such Company Option multiplied by (ii) the number of vested shares subject to such Company Option (the “Option Consideration”).  The right of any holder of Company Options to receive the Option Consideration pursuant to Section 1.6(a) shall be subject to and reduced by the amount of any withholding that is required under applicable law.  Prior to the Effective Time, and subject to the review and approval of Parent, the Acquired Companies shall take all actions necessary to effect the transactions contemplated by this Section 1.6(a) under applicable law, the Company Option Plans and all Company Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all notices required thereby.

(b)                                  At the Effective Time, subject to Section 4.14, each unvested Company Option held by a Continuing Employee that was granted under the Company’s 2004 Global Share Option Plan and is outstanding immediately prior to the Effective Time shall (each, an

“Existing Option”) be replaced by a stock option to purchase Parent Common Stock in substitution therefor (a “Substitute Option”); provided, however, each Existing Option shall be converted into a non-qualified option to purchase the number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Existing Option immediately prior to the Effective Time multiplied by the Option Conversion Ratio, rounded down to the nearest whole share.  The per share exercise price of each Substitute Option shall be equal to the quotient obtained by dividing the per share exercise price of the corresponding Existing Option immediately prior to the Effective Time by the Option Conversion Ratio, rounded up to the nearest whole cent.  Each Existing Option replaced by Parent under 1.6(b)(i) shall continue to have, and be subject to, the same vesting arrangements set forth in the applicable Company Option Plan and the applicable stock option agreement as are in effect immediately prior to the Effective Time.  Prior to the issuance of a Substitute Option and as a condition to such issuance, each holder of an Existing Option shall sign an acknowledgment in a form provided by Parent that provides that the holder acknowledges the interpretation of the Company Option Plan under which such Existing Option was issued, acknowledges the determination of the Option Conversion Ratio is consistent with the applicable Company Option Plan under which the Existing Option was granted, acknowledges that the Substitute Option will be a non qualified stock option under the Code and acknowledges that such holder’s Existing Option satisfied all obligations or promises of the Acquired Companies to award such holder an option to purchase any securities of either Acquired Company or a right to be awarded such a security.  Subject to Section 4.14, promptly after the Closing Date, Parent shall issue to each holder of a Substitute Option a document evidencing the foregoing substitution of such option by Parent. At the Effective Time, each Non-Substituted Option shall be terminated, without any consideration therefor.

(c)                                  At the Effective Time, each outstanding Company Warrant that is not exercised prior to the Effective Time shall be terminated in exchange for the right to receive, without interest and subject to Sections 1.5(b) and 1.8(a) and the escrow provisions of Sections 1.6(c) and 1.10, an amount equal to (A) the product of (i) the excess of the Per Share Closing Series C-1 Preferred Stock Payment over the exercise price per share of such Company Warrant multiplied by (ii) the number of shares subject to such Company Warrant (on an as converted to Company Common Stock basis), plus (B) the product of (i) the product obtained by multiplying the number of shares of Company Common Stock into which one share of Company Series C-1 Preferred Stock is convertible immediately prior to the Effective Time by the Per Share Escrow Fund Payment (as, when and if such disbursement is required to be made) and (ii) the number of shares subject to such Company Warrant (on an as converted to Company Common Stock basis) ((A) through (B) together, the “Warrant Consideration”).  At the Closing, an amount equal to the product of the Warrant Consideration multiplied by the Escrow Percentage shall be withheld from the Warrant Consideration and placed in the Escrow Fund in accordance with Section 1.10 and the Escrow Agreement, and will be released as, when and if such disbursements are required to be made.  The right of any holder of a Company Warrant to receive the Warrant Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable law.  Prior to the Effective Time, and subject to the review and approval of Parent, the Acquired Companies shall take all actions necessary to effect the transactions contemplated by this Section 1.6(b) under applicable law and the Company Warrants, including delivering all notices required thereby.

1.7                               Closing of the Company’s Transfer Books.  At the Effective Time, holders of certificates representing shares of the Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such Company Capital Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of the Company Capital Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any of such shares of the Company Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

1.8                               Exchange of Certificates, Company Options and Company Warrants.

(a)                                  On or prior to the Closing Date, Parent shall select a reputable bank or trust company acceptable to the Company to act as payment agent in the Merger for the US and non-Israeli stockholders and a separate reputable bank or trust company acceptable to the Company to act as payment agent in the Merger for the Israeli stockholders (collectively, the “Payment Agent”).  At the Closing, Parent shall deposit with the Payment Agent, cash in the amount of the Closing Consideration.  Any cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.”

(b)                                  Promptly after the Effective Time, Payment Agent shall mail a letter of transmittal in customary form (a “Letter of Transmittal”) to each record holder (as of immediately prior to the Effective Time) of Eligible Company Securities not paid at Closing, together with instructions for use in effecting the exchange of certificates representing or agreements evidencing such Eligible Company Securities, as applicable, (“Eligible Company Securities Documents”) for the applicable consideration payable pursuant to Sections 1.5 and 1.6 with respect to such Eligible Company Securities.  Upon the holder’s delivery to the Payment Agent, of an Eligible Company Securities Document (or an affidavit of loss as described below), together with a duly executed Letter of Transmittal and such other documents as the Payment Agent, may reasonably request, the Payment Agent shall promptly pay to such holder the amount such holder is entitled to receive at Closing pursuant to Sections 1.5 and 1.6, and the Eligible Company Securities Document so surrendered shall forthwith be canceled.  From and after the Effective Time, each Eligible Company Securities Document shall be deemed to represent only the right to receive the consideration payable pursuant to Section 1.5 or 1.6, as applicable, and the holder of each such Eligible Company Securities Document shall cease to have any rights with respect to the Eligible Company Securities formerly represented thereby.  Holders of Eligible Company Securities that shall have delivered to the Payment Agent an Eligible Company Securities Document (or an affidavit of loss as described below), together with a duly executed Letter of Transmittal and such other documents as the Payment Agent, may reasonably request, at least three business days prior to Closing, shall be entitled to receive at Closing payments pursuant to Sections 1.5 and 1.6, and the Eligible Company Securities Document so surrendered shall forthwith be canceled.

(c)                                  Parent, the Surviving Corporation and, if applicable, the Payment Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Eligible Company Securities pursuant to Sections 1.5 and 1.6 or any other section of this Agreement such amounts as Parent or the Surviving Corporation are required to deduct or withhold therefrom under the Code or under any Tax law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d)                                  If applicable, any portion of the Payment Fund (but not the Escrow Funds) that remains undistributed by the Payment Agent to holders of Eligible Company Securities as of the date 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Eligible Company Securities Documents who have not theretofore surrendered their Eligible Company Securities Documents in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for the consideration payable pursuant to Sections 1.5 and 1.6.

(e)                                  If payment of consideration in respect of shares of Eligible Company Securities converted pursuant to Section 1.5 or 1.6 is to be made to a Person other than the Person in whose name a surrendered Eligible Company Securities Document is registered, it shall be a condition to such payment that the Eligible Company Securities Document so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Company Stock Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not payable.

(f)                                    As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of Eligible Company Securities thereafter on the records of the Company.  If, after the Effective Time, Eligible Company Securities Documents are presented to Parent, the Surviving Corporation or, if applicable, the Payment Agent, they shall be canceled and exchanged as provided in this Section 1.8.  No interest shall accrue or be paid on any consideration payable upon the surrender of an Eligible Company Securities Document.

(g)                                 In the event any Eligible Company Securities Document shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any consideration payable pursuant to Section 1.5 or 1.6, as applicable, with respect to the Eligible Company Securities previously represented by such Eligible Company Securities Document, require the Person claiming such Eligible Company Securities Document to be lost, stolen or destroyed to provide an appropriate affidavit and to, if reasonably requested by Parent, deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against it, the Surviving Corporation or the Payment Agent with respect to such Eligible Company Securities Document.

(h)                                 Notwithstanding anything in this Agreement to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of an Eligible Company Securities Document or to any other Person for any amount paid to a public official pursuant to applicable abandoned property laws, escheat law or similar Legal Requirement.  Any amounts remaining unclaimed by holders of Eligible Company Securities Documents three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent.

1.9                               Dissenting Shares.

(a)                                  Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has made a demand for payment and appraisal of such shares in accordance with (i) Section 262 of the DGCL or (ii) Chapter 13 of the California Corporations Code (to the extent applicable to the Company by virtue of Section 2115 of the California Corporations Code) (in either case, any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL and Chapter 13 of the California Corporations Code with respect to such shares) shall not be converted into or represent the right to receive the consideration payable in accordance with Section 1.5(a), but shall be entitled only to such rights as are granted by the DGCL or the California Corporations Code, as applicable, to a holder of Dissenting Shares (a “Dissenting Stockholder”).  Parent shall be entitled to retain any such consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the remaining holders of Company Capital Stock shall not be entitled to any portion thereof.

(b)                                  Notwithstanding the provisions of Section 1.9(a), but subject to Section 1.10, if any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the applicable consideration in accordance with Section 1.5(a), without interest thereon, upon surrender of the certificate or certificates representing such shares of Company Capital Stock or an affidavit of loss pursuant to Section 1.8(g).

(c)                                  The Company shall give Parent: (i) prompt notice of: (A) any written demand received by the Company prior to the Effective Time to require the Company to purchase and appraise any shares of Company Capital Stock pursuant to Section 262 of the DGCL or Chapter 13 of the California Corporations Code; (B) any withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL or the California Corporations Code; and (ii) and provide Parent the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Acquired Companies shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.  Any communication made by the Acquired Companies to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be present to any Company Stockholder prior to the Company receiving Parent’s consent.

(d)                                  If Parent, the Acquired Companies, or the Surviving Corporation make payments to holders of Dissenting Shares pursuant to this Section 1.9 and (i) the sum of (A) the aggregate amount of such payments plus (B) Parent’s, the Acquired Companies’ and the Surviving Corporation’s costs, fees and expenses (including but not limited to reasonable legal, appraisal and expert fees and expenses) in any manner relating to Dissenting Shares and/or Dissenting Stockholders, exceeds (ii) the Dissenting Shares Allocable Amount (such excess being “Excess Payments”), then such Excess Payments shall be considered Damages for purposes of this Agreement and Parent shall be entitled to an indemnity from the Escrow Fund for that amount.

1.10                        Escrow Funds.

(a)                                  On the Closing Date, Parent shall deliver to the Escrow Agent, as a contribution to the Escrow Fund, cash in an amount equal to $5,000,000 (the “Escrow Amount”).  The Escrow Fund shall be available to hold harmless and indemnify each of the Indemnitees for any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are in connection with the matters set forth in this Agreement, including to hold harmless and indemnify each of the Indemnitees for the Working Capital Deficit Adjustment.  Subject to the limitations set forth in Section 9, no Indemnitee shall be entitled to any direct indemnification from the Indemnitors unless the Escrow Fund has been first exhausted or is subject to pending claims that would exhaust the Escrow Fund or the Escrow Agreement has terminated.  The Escrow Fund shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement.  The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.  Each distribution of cash made from the Escrow Fund to the Escrow Contributors shall be made on a pro rata basis in proportion to the amount contributed, as set forth in Section 1.5(a) and 1.6(c).

(b)                                  Any income, gains, losses and expenses of the Escrow Fund shall be included in Escrow Fund and be available for indemnification of the Indemnitees pursuant to this Agreement.

(c)                                  The adoption of this Agreement by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Fund in escrow in accordance with the terms hereof and thereof.

1.11                        Working Capital Adjustment.

(a)                                  The Company shall provide Parent with a preliminary written estimate of the Working Capital as of the Measurement Date three business days before the Closing Date on a schedule (the “Closing Working Capital Schedule”), which Closing Working Capital Schedule (i) shall set forth in reasonable detail the Company’s calculation of the Working Capital as of the Measurement Date, and the Working Capital Deficit Amount (the “Estimated Working Capital Deficit Amount”), if any, and (ii) shall be prepared in good faith by the Company and in accordance with this Section 1.11 and the same accounting principles of the Company used in the preparation by the Company of the Unaudited Interim Balance Sheet (to the extent such principles are in accordance with GAAP).

(b)                                  As soon as practicable (and in any event within 90 days) after the Effective Time, Parent shall prepare and deliver to the Stockholders’ Representative an unaudited consolidated balance sheet of the Acquired Companies as of the Measurement Date (the “Closing Date Balance Sheet”).  The Closing Date Balance Sheet shall be accompanied by a schedule (the “Parent Working Capital Schedule”) which shall set forth in reasonable detail Parent’s calculation of the Working Capital Deficit Amount (the “Parent Proposed Working Capital Deficit Amount”).  The Closing Date Balance Sheet and the Parent Proposed Working Capital Deficit Amount shall be prepared in accordance with the same accounting principles of the Company used in the preparation by the Company of the Unaudited Interim Balance Sheet (to the extent such principles are in accordance with GAAP).

(c)                                  Following the delivery of the Closing Date Balance Sheet to the Stockholders’ Representative, Parent shall provide the Stockholders’ Representative and its accountants, at the request of the Stockholders’ Representative, with reasonable access during normal business hours to the books and records of the Surviving Corporation as well as any relevant work papers of Parent, the Company and their accountants generated in preparing the Closing Date Balance Sheet and the Parent Working Capital Schedule as may reasonably be required for the review of the calculation of the Parent Proposed Working Capital Deficit Amount.  All fees, costs and expenses of the Stockholders’ Representative relating to the review of the Closing Date Balance Sheet shall be borne by the Escrow Contributors and all fees, costs and expenses of Parent, the Surviving Corporation or the Subsidiary relating thereto shall be borne by Parent.

(d)                                  If the Stockholders’ Representative has any objections to the Closing Date Balance Sheet or the Parent Proposed Working Capital Deficit Amount, it shall deliver to Parent a statement describing its objections to Parent (the “Objection Notice”) within thirty (30) days after the Stockholders’ Representative’s receipt of the Closing Date Balance Sheet and the Parent Proposed Working Capital Deficit Amount.  The Stockholders’ Representative shall include in the Objection Notice a reasonably detailed calculation of the Working Capital Deficit Amount as determined by the Stockholders’ Representative (the “Stockholders’ Representative Proposed Working Capital Deficit Amount”), accompanied by a reasonably detailed description of the bases for any variances between the Parent Proposed Working Capital Deficit Amount and the Stockholders’ Representative Proposed Working Capital Deficit Amount (the “Description of Variances”).  If the Stockholders’ Representative fails to deliver an Objection Notice and a Description of Variances within thirty (30) days after the Stockholders’ Representative’s receipt of the Closing Date Balance Sheet and Parent Proposed Working Capital Deficit Amount, then the Parent Proposed Working Capital Deficit Amount shall be deemed the Final Working Capital Deficit Amount.  If the Stockholders’ Representative delivers the Objection Notice and the Description of Variances to Parent within such thirty (30) day period, and Parent disagrees with the Stockholders’ Representative’s objection, then Parent and the Stockholders’ Representative will, during the thirty (30) day period following the date of the Objection Notice (the “Resolution Period”), use reasonable efforts to resolve any such objection themselves.

(e)                                  If at the conclusion of the Resolution Period, the parties have not reached an agreement on the Stockholders’ Representative’s objections set forth in any Objection Notice, then all amounts and issues remaining in dispute may, at the election of either party, be submitted by the Stockholders’ Representative or Parent to a mutually agreeable nationally or regionally recognized firm of independent auditors that has not performed work for, and is otherwise independent of, each of Parent and the Company (the “Neutral Auditor”).  All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be paid by Parent (except that Parent may deduct 50% of such fees and expenses from the Escrow Fund).  Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense.  The Neutral Auditor shall act as an arbitrator to determine only those issues still in dispute at the time of the election by either party to submit the objections to the Neutral Auditor, which shall be limited to whether the Closing Date Balance Sheet was prepared in accordance with the standards set forth in Section 1.11(b) and whether and to what extent (if any) there is a Working Capital Deficit Adjustment.  The Neutral Auditor’s determination shall be made within 30 days after its engagement (which engagement shall be made no later than ten (10) business days after the time of the election by either Parent or the Stockholders’ Representative to submit the objections to the Neutral Auditor), or as soon thereafter as possible, shall be set forth in a written statement delivered to Parent and the Stockholders’ Representative and shall be final, binding, conclusive and non-appealable for all purposes under this Agreement.  The term “Final Working Capital Deficit Amount” shall mean (A) if the Stockholders’ Representative fails to deliver an Objection Notice and a Description of Variances within the thirty (30) day period set forth in Section 1.11(d), the Parent Proposed Working Capital Deficit Amount and (B) if the Stockholders’ Representative delivers an Objection Notice within the thirty (30) day period set forth in Section 1.11(d), the definitive Working Capital Deficit Amount agreed to by the Stockholders’ Representative and Parent in accordance with Section 1.11(d) or the Working Capital Deficit Amount resulting from the determination made by the Neutral Auditor in accordance with this Section 1.11(e)) (which shall reflect those items theretofore agreed to by the Stockholders’ Representative and Parent during the Resolution Period or otherwise in accordance with Section 1.11(d)).

(f)                                    In the event that there is a Working Capital Deficit Adjustment, Parent shall be entitled to indemnification for the amount of the Working Capital Deficit Adjustment pursuant to Section 9.

1.12                        Further Action.  If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

1.13                        Retention Bonus Plan.  Parent shall pay (or shall cause the Surviving Corporation or any Subsidiary of Parent to pay) to the Persons named in Schedule 1.13 (the “Carve-Out Participants”), out of funds that, but for the provisions of this Section 1.13, would otherwise be payable to the holders of Eligible Company Securities (who by the adoption of this Agreement hereby approve and direct the payment of such funds to the Carve-Out Participants), at the times specified in a retention bonus plan that will be adopted by the Company’s Board prior to the Closing (the “Carve-Out Plan”), up to an aggregate amount of $1,875,000 (such amount, before deductions, being the “Carve-Out Amount”), subject to deduction and withholding by Parent (or any subsidiary of Parent, as applicable) of all social security, Medicare and any other withholding required by applicable law in respect of the Carve-Out Amount.  If any Carve-Out Participant fails to meet the criteria set forth in the Carve-Out Plan to earn the Carve-Out Amount allocated to such Carve-Out Participant, then such Carve-Out Participant will forfeit his portion of the Carve-Out Amount, which cannot be reallocated to any other Carve-Out Participant (the “Forfeited Payment”).  Within thirty (30) days following the date on which the last payment may be made to a Carve-Out Participant under the Carve-Out Plan, Parent shall pay to each holder of Eligible Company Securities, an amount, without interest, and subject to withholding required by applicable law, that is equal to the product of (i) the aggregate amount of all Forfeited Payments multiplied by (ii) the quotient of (a) the aggregate amount of cash consideration to which such holder of Eligible Company Securities was entitled under Sections 1.5 and 1.6 hereof (excluding the Per Share Series D Liquidation Preference, the Per Share Series C-1 Liquidation Preference and the Per Share Series C-2 Liquidation Preference) divided by (b) the aggregate amount of all cash consideration to which all holders of Eligible Company Securities were entitled under Sections 1.5 and 1.6 hereof (excluding the Per Share Series D Liquidation Preference, the Per Share Series C-1 Liquidation Preference and the Per Share Series C-2 Liquidation Preference).

SECTION 2.                       Representations and Warranties of the Acquired Companies

The Acquired Companies jointly and severally represent and warrant, subject to such exceptions as are specifically disclosed in the Disclosure Schedule supplied by the Company to Parent and dated as of the date hereof, to and for the benefit of the Indemnitees, as follows (the Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2):

2.1                               Due Organization; No Subsidiaries; Etc.

(a)                                  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Subsidiary is a private limited liability company duly organized, validly existing under the laws of Israel.  Each of the Acquired Companies has all necessary power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Acquired Company Contracts.

(b)                                  Except as set forth in Part 2.1(b) of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “PortAuthority Technologies, Inc..”  Except as set forth in Part 2.1(b) of the Disclosure Schedule, the Subsidiary has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “PortAuthority Technologies Israel Ltd.”

(c)                                  Each of the Acquired Companies is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Acquired Companies.  Each of the Acquired Companies is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule.

(d)                                  Part 2.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s board of directors, (ii) the names of the members of each committee of the Company’s board of directors, and (iii) the names and titles of the Company’s officers.  Part 2.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Subsidiary’s board of directors, (ii) the names of the members of each committee of the Subsidiary’s board of directors, and (iii) the names and titles of the Subsidiary’s officers.

(e)                                  Except for the equity interests identified in Part 2.1(e) of the Disclosure Schedule, no Acquired Company owns any controlling interest in any Entity and, except for the equity interests identified in Part 2.1(e) of the Disclosure Schedule, no Acquired Company has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity.  The Acquired Companies have not agreed and are not obligated to make any future investment in or capital contribution to any Entity.  The Acquired Companies have not guaranteed and is not responsible or liable for any obligation of any of the Entities in which they own or have owned any equity interest.

2.2                               Charter and Organizational Documents; Records.  The Company has delivered to Parent accurate and complete copies of:  (1) the certificate of incorporation and bylaws of the Company, including all amendments thereto and the articles of association and certificate of incorporation of the Subsidiary, including all currently effective amendments thereto; (2) the stock records and/or share register of the Acquired Companies; and (3) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders and/or shareholders of the Acquired Companies, the board of directors of the Acquired Companies and all committees of the board of directors of the Acquired Companies.  The Subsidiary does not have a memorandum of association.  There have been no formal meetings or other proceedings of the stockholders and/or shareholders of the Acquired Companies, the board of directors of the Acquired Companies or any committee of the board of directors of the Acquired Companies that are not fully reflected in such minutes or other records.  There has not been any violation of any of the provisions of any Acquired Company’s charter or organizational documents, and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by each Acquired Company’s stockholders or shareholders, the Acquired Company’s board of directors or any committee of the Acquired Company’s board of directors.  The books of account, stock records, share register, minute books and other corporate records of the Acquired Company, as delivered to Parent, are accurate, up-to-date and complete in all material respects.

2.3                               Capitalization, Etc.

(a)                                  The authorized capital stock of the Company consists of:  (i) 77,016,325 shares of Common Stock, $0.01 par value (the “Company Common Stock”), of which 1,912,634 shares have been issued and are outstanding as of the date of this Agreement; (ii) 63,993,763 shares of Preferred Stock, $0.01 par value, 21,388,357 of which have been designated “Series C-1 Preferred Stock,” of which 20,767,321 shares have been issued and are outstanding as of the date of this Agreement, 7,949,214 of which have been designated “Series C-2 Preferred Stock,” all of which shares have been issued and are outstanding as of the date of this Agreement, 34,656,192 of which have been designated “Series D Preferred Stock,” all of which shares have been issued and are outstanding as of the date of this Agreement.  Each outstanding share of Series C-1 Preferred Stock is convertible into one share of Company Common Stock.  Each outstanding share of Series C-2 Preferred Stock is convertible into one share of Company Common Stock.  Each outstanding share of Series D Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable.  Part 2.3(a) of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject.

(b)                                  The authorized share capital of the Subsidiary consists of 40,000 New Israeli Shekels (“NIS”) consisting of 4,000,000 ordinary shares of a nominal value of NIS 0.01 each (the “Subsidiary Ordinary Shares”), of which 1,000 shares of Subsidiary Ordinary Shares are issued and are outstanding all of which are held by the Company.

(c)                                  Part 2.3(c) of the Disclosure Schedule sets forth, with respect to each Company Option and each Company Warrant that is outstanding as of the date of this Agreement and each other right to acquire the Company’s or the Subsidiary’s capital stock or share capital (including any anti-dilution or similar rights) (each, a “Company Capital Stock Right”): (i) the name of the holder of such Company Capital Stock Right; (ii) the total number of shares of Company Common Stock that are subject to such Company Capital Stock Right and the number of shares of Company Preferred Stock or Company Common Stock with respect to which such Company Capital Stock Right is immediately exercisable (including the number of shares of such capital stock that are issuable on a net exercise basis if exercised immediately prior to the Effective Time of the Merger) ; (iii) the total number of vested shares for such Company Capital Stock Right (and any acceleration thereof as a result of the Merger); and (iv) the exercise price per share of Company Common Stock purchasable under such Company Capital Stock Right.

(d)                                  Except as set forth in Part 2.3(d) of the Disclosure Schedule, there is no:  (i) outstanding commitment, agreement, proxy, voting trust, arrangement, undertaking, subscription, option, call, warrant, phantom stock right or right (including conversion or preemptive rights) (whether or not currently exercisable) to issue, sell, transfer, redeem, retire or otherwise acquire, dispose or vote any shares of the capital stock or share capital or other securities of the Acquired Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company;  (iii) Contract under which the Acquired Companies are or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; and (iv) except as set forth in this Section 2.3 or in Part 2.3(d) of the Disclosure Schedule, no Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.  All options to purchase Company Common Stock are pursuant to the Company Option Plans.

(e)                                  All of the outstanding equity securities of Company Common Stock and Subsidiary Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable, and have been issued in compliance with the organizational documents of each entity.  All outstanding equity securities of Company Common Stock and Subsidiary Ordinary Shares, and all outstanding Company Options, Company Warrants and Company Capital Stock Rights have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(f)                                    Except as set forth in Part 2.3(f) of the Disclosure Schedule, the Acquired Companies have never repurchased, redeemed or otherwise reacquired or converted any shares of capital stock or other securities of the Acquired Companies.  All securities so repurchased, redeemed, reacquired or converted were repurchased, redeemed, reacquired or converted in compliance with (i) with respect to Company Common Stock, the applicable provisions of the DGCL, the Company’s certificate of incorporation and bylaws and all other applicable Legal Requirements, (ii) with respect to Subsidiary Ordinary Shares, the Subsidiary’s articles of association and certificate of incorporation and all other applicable Legal Requirements, and (iii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

(g)                                 The allocation of the Merger consideration set forth in Section 1.5 is consistent with the Company’s certificate of incorporation, as amended and as of immediately prior to the Effective Time.  The information contained in the Closing Payment Schedule will be complete and correct as of the Closing Date.

2.4                               Financial Statements.

(a)                                  The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”):

(i)                                    The audited consolidated balance sheets of the Company as of December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005, and the related audited consolidated income statements, statements of stockholders’ equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of Ernst & Young LLP relating thereto; and

(ii)                                the unaudited consolidated balance sheet of the Company as of October 31, 2006 (the “Unaudited Interim Balance Sheet”), and the related unaudited consolidated income statement of the Company for the ten (10) months then ended.

(b)                                  The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby.  The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

2.5                               Absence of Changes.  Except as set forth in Part 2.5 of the Disclosure Schedule, since October 31, 2006:

(a)                                  there has not been any material adverse change in the Company’s or the Subsidiary’s business, condition, assets, liabilities, operations, financial performance or prospects, and, to the Knowledge of the Acquired Companies, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Acquired Companies;

(b)                                  there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s or the Subsidiary’s assets (whether or not covered by insurance);

(c)                                  Neither the Company nor the Subsidiary has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or share capital, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock, share capital or other securities;

(d)                                  Neither the Company nor the Subsidiary has sold, issued or authorized the issuance of (i) any capital stock, share capital or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options or Company Warrants), (ii) any option or right to acquire any capital stock, share capital or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e)                                  the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provisions of its Company Option Plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

(f)                                    there has been no amendment to the Company’s certificate of incorporation or bylaws or the Subsidiary’s articles of association, and neither the Company nor the Subsidiary has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)                                 neither the Company nor the Subsidiary has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

(h)                                 neither the Company nor the Subsidiary has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company and the Subsidiary since October 31, 2006, exceeds $25,000;

(i)                                    neither the Company nor the Subsidiary has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

(j)                                    neither the Company nor any Subsidiary has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Acquired Companies’ past practices;

(k)                                neither the Company nor the Subsidiary has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(l)                                    neither the Company nor the Subsidiary has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Acquired Companies’ past practices;

(m)                              neither the Company nor the Subsidiary has (i) made any loans or advances to or any investments in, any Person (other than pursuant to routine advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

(n)                                 neither the Company nor the Subsidiary has (i) established or adopted any Company Employee Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

(o)                                  neither the Company nor the Subsidiary has changed any of its methods of accounting or accounting practices in any respect;

(p)                                  neither the Company nor the Subsidiary has made any Tax election;

(q)                                  neither the Company nor the Subsidiary has commenced or settled any Legal Proceeding;

(r)                                  neither the Company nor the Subsidiary has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices;

(s)                                  neither the Company nor the Subsidiary has received any notice that there has been or has a reasonable expectation that there will be a loss of, or material order cancellation by, any major customer of the Company or the Subsidiary

(t)                                    neither the Company nor the Subsidiary has sold, assigned or transferred any patents or patent application, trademarks or trademark applications, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible assets;

(u)                                 neither the Company nor the Subsidiary has accelerated any accounts receivable, granted any early payment discount or taken any other action the primary goal of which is to increase the Acquired Companies’ cash on hand or decrease or defer any outstanding debt;

(v)                                   neither the Company nor the Subsidiary has agreed or committed to take any of the actions referred to in clauses “(c)” through “(u)” above.

2.6                               Title to Assets.

(a)                                  The Company and the Subsidiary own and have good, valid and marketable title to, all assets purported to be owned by it, including:  (i)  all assets reflected on the Unaudited Interim Balance Sheet;  (ii)  all assets referred to in Parts 2.1, 2.7(b) and 2.9 of the Disclosure Schedule and all of the Company’s and Subsidiary’s rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company’s and Subsidiary’s books and records as being owned by the Company or Subsidiary.  Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by the Company and the Subsidiary free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company and the Subsidiary.

(b)                                  Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company and the Subsidiary that are being leased or licensed to the Company and the Subsidiary.  The Company and the Subsidiary are in compliance with the terms of such leases or licenses in all material respects and hold a valid leasehold in such leases and licenses.  The Company and the Subsidiary own or lease all assets sufficient for and material to the conduct of the Acquired Companies’ business as presently conducted.

2.7                               Bank Accounts; Receivables.

(a)                                  Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company or the Subsidiary at any bank or other financial institution.

(b)                                  Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company (on a consolidated basis) as of October 31, 2006.  Except as set forth in Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Company and the Subsidiary (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since October 31, 2006 and have not yet been collected) (i) represent valid obligations of customers of the Company or the Subsidiary arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $25,000 in the aggregate).

2.8                               Equipment; Leasehold.

(a)                                  All material items of equipment and other tangible assets owned by or leased to the Company and the Subsidiary are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s and the Subsidiary’s business in the manner in which such business is currently being conducted.

(b)                                  Neither the Company nor the Subsidiary owns any real property, nor has the Company or the Subsidiary ever owned any real property. Part 2.8(b) of the Disclosure

Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or the Subsidiary or otherwise used or occupied by the Company or the Subsidiary for the operation of its business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, and the date of the lease, license, sublease or other occupancy right and each amendment thereto.  The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company or the Subsidiary is bound, other than those identified in Section 2.8(b) of the Disclosure Schedule.  All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default).  The Acquired Companies have not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.  The Acquired Companies currently occupy all of the Leased Real Property for the operation of their business.  There are no other parties occupying, or with a right to occupy, the Leased Real Property.  The Acquired Companies do not owe brokerage commissions or finders fees with respect to any such Leased Real Property or would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.  The Leased Real Property is in good operating condition and repair, reasonable wear and tear excepted, and suitable for the conduct of the business as presently conducted.

2.9                               Intellectual Property; Privacy.

(a)                                  Products and Services.  Part 2.9(a) of the Disclosure Schedule accurately identifies each Acquired Company Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by the Company or the Subsidiary.

(b)                                  Registered IP.  Part 2.9(b) of the Disclosure Schedule accurately identifies: (a) each item of Registered IP in which the Company or the Subsidiary has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (c) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (d) each Acquired Company Product identified in Part 2.9(a) of the Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to Acquired Company Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP.  The Company has provided to Parent complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.

(c)                                  Inbound Licenses.  Part 2.9(c) of the Disclosure Schedule accurately identifies: (a) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company or the Subsidiary (other than (i) agreements between the Acquired Companies and their employees in the Acquired Companies’ standard form thereof, (ii) non-exclusive licenses to third-party software that is not incorporated into any Acquired Company Product and that is not otherwise material to the Acquired Companies’ business, and (iii) licenses to Open Source that are specifically disclosed under Part 2.9 of the Disclosure Schedule); and (b) whether the licenses or rights granted to the Company or the Subsidiary in each such Contract are exclusive or non-exclusive,.

(d)                                  Outbound Licenses.  Part 2.9(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP other than end user license agreements in the Company’s standard form.  Except as set forth in Part 2.9(d) of the Disclosure Schedule, neither the Company nor the Subsidiary is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that materially limits or restricts the ability of the Company or the Subsidiary to use, exploit, assert, or enforce any Company IP anywhere in the world.

(e)                                  Royalty Obligations.  Part 2.9(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Company or the Subsidiary to any other Person (other than sales commissions paid to employees according to the Acquired Companies’ standard commissions plan) upon or for the manufacture, sale, or distribution of any Acquired Company Product or the use of any Company IP.

(f)                                    Standard Form IP Agreements.  The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company or the Subsidiary at any time, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement.  Part 2.9(f) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Acquired Company Product or otherwise related to the Company’s or the Subsidiary’s business, research, or development.

(g)                                 Ownership Free and Clear.  The Acquired Companies exclusively own all right, title, and interest to and in the Company IP (other than Intellectual Property Rights licensed to the Company or the Subsidiary, as identified in Part 2.9(c) or 2.9(r) of the Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.9(d) of the Disclosure Schedule).  Without limiting the generality of the foregoing:

(i)                                    Perfection of Rights.  All documents and instruments necessary to establish, perfect, and maintain the Registered IP of the Company or the Subsidiary have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii)                                Employees and Contractors.  Each Person who is or was an employee or contractor of the Company or the Subsidiary and who is or was involved in the creation or development of any Acquired Company Product or Company IP has signed a valid, enforceable agreement with respect to the assignment of Intellectual Property Rights pertaining to such Acquired Company Product or Company IP to the Acquired Companies and confidentiality provisions protecting the Company IP.  No current or former stockholder, officer, director, or employee of the Acquired Companies has any claim, right (whether or not currently exercisable), or interest to or in any Company IP.  To the Knowledge of the Acquired Companies, no employee of the Acquired Companies is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for the Acquired Companies or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Acquired Companies.

(iii)                            Government Rights.  No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used by the Acquired Companies to develop or create, in whole or in part, any Company IP.

(iv)                               Protection of Proprietary Information.  Each Acquired Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Acquired Company or any Acquired Company Product.  Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by the Acquired Companies has been disclosed or licensed to any escrow agent or other Person other than as set forth in Part 2.9(g)(iv) of the Disclosure Schedule.

(v)                                   Past IP Dispositions.  No Acquired Company has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(vi)                               Standards Bodies.  Except as provided in Part 2.9(g)(vi) of the Disclosure Schedule, no Acquired Company is and has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates the Acquired Company to grant or offer to any other Person any license or right to any Company IP.

(vii)                           Sufficiency.  The Acquired Companies own or otherwise have, and after the Closing Parent will have, all Intellectual Property Rights needed to conduct its business as currently conducted.

(h)                                 Valid and Enforceable.  To the Knowledge of the Acquired Companies, all Company IP is valid, subsisting, and enforceable.  Without limiting the generality of the foregoing:

(i)                                    Misuse and Inequitable Conduct.  The Acquired Companies have not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP that is Registered IP.

(ii)                                Trademarks.  No trademark or trade name owned, used, or applied for by any Acquired Company conflicts or interferes with any trademark or trade name owned,

used, or applied for by any other Person.  No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark owned, used, or applied for by the Acquired Companies in the jurisdictions listed in Part 2.9(h)(ii) of the Disclosure Schedule.

(iii)                            Legal Requirements and Deadlines.  Each item of Company IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline.  No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Acquired Companies has been abandoned, allowed to lapse, or rejected.  Part 2.9(h)(iii) of the Disclosure Schedule accurately identifies and describes as of the date of this Agreement each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Company IP in full force and effect.

(iv)                               Interference Proceedings and Similar Claims.  No interference, opposition, reissue, reexamination, or other Proceeding is or has been pending or, to the Knowledge of the Acquired Companies, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged.  To the Knowledge of the Acquired Companies, there is no basis for a claim that any Company IP is invalid or unenforceable.

(i)                                    Third-Party Infringement of Company IP.  To the Knowledge of the Acquired Companies no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP.  Part 2.9(i) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Acquired Companies or any representative of the Acquired Companies regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP.

(j)                                    Effects of This Transaction.  Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP; (b) a breach of or default under any Company IP Contract; (c) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(k)                                No Infringement of Third Party IP Rights.  To the Knowledge of the Acquired Companies, no Acquired Company has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition.  To the Knowledge of the Acquired Companies, no Acquired Company Product, and no method or process used in the manufacturing of any Acquired Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person.  To the Knowledge of the Acquired Companies, there is no legitimate basis for a claim that any Acquired Company or any Acquired Company Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Acquired Company Product, or any method or process used in the manufacturing of any Acquired Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person.  Without limiting the generality of the foregoing:

(l)                                    Infringement Claims.  No infringement, misappropriation, or similar claim or Proceeding is pending or, to the Knowledge of the Acquired Companies, threatened against any Acquired Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Acquired Companies with respect to such claim or Proceeding.  No Acquired Company has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Acquired Companies, any of their employees or agents, or any Acquired Company Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that any Acquired Company obtain a license to any Intellectual Property Right of another Person.

(m)                              Other Infringement Liability.  The Acquired Companies are not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Company’s standard forms of Company IP Contracts, except that any such indemnification provisions which deviate from the Company’s standard form are set forth in Part 2.9(m) of the Disclosure Schedule).

(n)                                 Infringement Claims Affecting In-Licensed IP.  To the Knowledge of the Acquired Companies, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Acquired Companies is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Acquired Companies, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Acquired Company Product.

(o)                                  Bugs.  None of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Acquired Companies (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Acquired Company Product, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Acquired Companies solely for internal use on a non-exclusive basis) (collectively, “Company Software”) (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such

Company Software; or (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software.

(p)                                  Harmful Code.  No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(q)                                  Source Code.  The source code for all Company Software contains customary annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a sufficiently proficient programmer of reasonable skill, training, experience and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software.  Except as set forth in Parts 2.9(q) or 2.9(r) of the Disclosure Schedule, no source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Acquired Companies.  The Acquired Companies have no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person.  No event has occurred, and no circumstance or condition currently exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person.

(r)                                  Open Source Code - Listing.  Part 2.9(r) of the Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, or distributed with, or used in the development of the Acquired Company Products or from which any part of any Acquired Company Product is derived, (ii) the type of open source license for each such item of Open Source Code, and (iii) the Acquired Company Product or Acquired Company Products to which each such item of Open Source Code relates.

(s)                                  Open Source Code. Except as disclosed in Part 2.9(s) of the Disclosure Schedule, no Acquired Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Acquired Company Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Acquired Companies to use or distribute any Acquired Company Product.

(t)                                    Privacy Policy.  Part 2.9(t) of the Disclosure Schedule contains each Company Privacy Policy and identifies, with respect to each Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy.

(u)                                 Personal Data. Part 2.9(u) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Acquired Companies at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database.  No material breach or violation of any such security policy has occurred or, to the Knowledge of the Acquired Companies, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

(v)                                   Compliance. The Acquired Companies have complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data, or Personal Data (“Privacy Laws”).

(w)                                No Violation. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor Parent’s possession or use of the User Data or any data or information in the Company Databases, will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data, or Personal Data.

(x)                                  Third Party Privacy Agreement. The Company and the Subsidiary are in material compliance with all agreements governing the collection, use and disclosure of Personal Data with third parties (including, without limitation, benefit providers, insurance providers, financial institutions, customer resource information outsourcers, human resource information outsourcers, information technology outsourcers, payroll providers, and corporate affiliates) in accordance with Privacy Laws (“Third Party Privacy Agreements”).

(y)                                  Claims. There are no actual or, to the Knowledge of the Acquired Companies, threatened claims against the Company or the Subsidiary brought by any Governmental Body, or by any Person in respect of the collection, use or disclosure of Personal Data or User Data by the Company or the Subsidiary, or any Privacy Laws, Third Party Privacy Agreements or Privacy Agreements, nor, to the Knowledge of the Acquired Companies are there any facts or circumstances which Stockholders, may reasonably give rise to any Claims.]

2.10                        Contracts.

(a)                                  Part 2.10 of the Disclosure Schedule identifies:

(i)                                    each Acquired Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

(ii)                                each Acquired Company Contract relating to the acquisition, transfer, use, development, sharing or license of any material technology or any material Intellectual Property or material Intellectual Property Right;

(iii)                            each Acquired Company Contract imposing any restriction on any Acquired Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(iv)                               each Acquired Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v)                                   each Acquired Company Contract relating to the acquisition, issuance or transfer of any securities;

(vi)                               each Acquired Company Contract relating to the creation of any Encumbrance with respect to any asset of any Acquired Company;

(vii)                           each Lease Agreement;

(viii)                       each Acquired Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(ix)                              each Acquired Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(x)                                  each Acquired Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

(xi)                              each Acquired Company Contract constituting or relating to a Government Contract or Government Bid;

(xii)                          any Acquired Company Contract that contain “most favored nation” or preferred pricing provisions;

(xiii)                      any Acquired Company Contract or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually;

(xiv)                         any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the Acquired Company Product;

(xv)                             any purchase order or Acquired Company Contract for the purchase of materials or data involving in excess of $25,000;

(xvi)                         any other Acquired Company Contract that was entered into outside the ordinary course of business or was inconsistent with any Acquired Company’s past practices;

(xvii)                     any other Acquired Company Contract that has a term of more than 60 days and that may not be terminated by the Acquired Company (without penalty) within 60 days after the delivery of a termination notice by the Acquired Company;

(xviii)                 any inter-company Contract between the Acquired Companies; and

(xix)                        any other Acquired Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the performance of services having a value in excess of $100,000 in the aggregate.

(Contracts in the respective categories described in clauses “(i)” through “(xix)” above are referred to in this Agreement as “Material Contracts.”)

(b)                                  The Company has delivered to Parent accurate and complete copies of all written Material Contracts, including all amendments thereto.  Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Acquired Company Contract that is not in written form.  Each Material Contract is valid and in full force and effect, and, to the Knowledge of the Acquired Companies, is enforceable by the Company or the Subsidiary, as applicable, in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)                                  Except as set forth in Part 2.10 of the Disclosure Schedule:

(i)                                    none of the Acquired Companies have violated or breached, or committed any default under, any Acquired Company Contract, and, to the Knowledge of the Acquired Companies, no other Person has violated or breached, or committed any default under, any Acquired Company Contract;

(ii)                                to the Knowledge of the Acquired Companies, no event has occurred and is continuing, and no circumstance or condition currently exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a material violation or material breach of any of the provisions of any Acquired Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Acquired Company Contract, or (D) give any Person the right to cancel, terminate or modify any Acquired Company Contract;

(iii)                            none of the Acquired Companies has received any notice or other communication nor has any reasonable expectation of receiving any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Company Contract; and

(iv)                               none of the Acquired Companies has waived any of its material rights under any Material Contract.

(d)                                  No Person is renegotiating, or has a right pursuant to the terms of any Acquired Company Contract to renegotiate, any amount paid or payable to the Acquired

Company under any Material Contract or any other material term or provision of any Material Contract.

(e)                                  No current customer and no material current vendor of the Company or the Subsidiary has canceled or otherwise terminated (including by failure to renew), or to the Knowledge of the Acquired Companies, since October 31, 2006, communicated to the Key Employees its intention to the Company or the Subsidiary to so cancel or otherwise terminate (including by failure to renew), its relationship with the Company or the Subsidiary or has at any time since October 31, 2006, decreased materially its services or supplies to the Company or the Subsidiary in the case of any such vendor, or its usage of the services or products of the Company or the Subsidiary in the case of such customer.  To the Knowledge of the Acquired Companies, no such material vendor or customer has indicated orally (since October 31, 2006) to the Key Employees or in a writing delivered to the Company or the Subsidiary that such supplier or customer intends to cancel or otherwise terminate its relationship (including by failure to renew) with the Company or the Subsidiary or to decrease materially its delivery of services or supplies to the Company or the Subsidiary or its usage of the services or products of the Company or the Subsidiary, as the case may be.  Neither the Company nor the Subsidiary has engaged in any fraudulent conduct with respect to any customer or vendor of the Company or the Subsidiary.

2.11                        Liabilities.  The Acquired Companies have no accrued, absolute, unliquidated, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (b) liabilities payable or accrued that have been incurred by the Acquired Companies since October 31, 2006 in the ordinary course of business and consistent with the Acquired Companies’ past practices; (c) liabilities under the Acquired Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Acquired Company Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

2.12                        Compliance with Legal Requirements.

(a)                                  Each Acquired Company is, and has at all times been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not result in a material liability to the Acquired Companies.  The Subsidiary has made and filed all returns, particulars, resolutions and documents required by Israeli Companies Law, 1999 or any other legislation to be filed with the Israeli Registrar of Companies or any other Israeli governmental or local authority.  Except as set forth in Part 2.12 of the Disclosure Schedule, no Acquired Company has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b)                                  None of the Acquired Companies, and (to the Knowledge of the Acquired Companies) no Representative of any of the Acquired Companies with respect to any matter relating to any of the Acquired Companies, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

(c)                                  The Acquired Companies conduct, and to the Acquired Companies’ Knowledge, have at all times conducted, their export transactions in accordance with all applicable U.S. export and re export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations, and all other applicable import/export controls in other countries in which the Acquired Companies conduct business.  Without limiting the generality of the foregoing:

(i)                                    The Acquired Companies have obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Body required for (i) the export and re export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”).

(ii)                                The Acquired Companies are in compliance with the terms of all applicable Export Approvals.

(iii)                            There are no pending or, to the Acquired Companies’ Knowledge, threatened claims against the Acquired Companies with respect to such Export Approvals.

(iv)                               No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

2.13                        Governmental Authorizations.

(a)                                  Part 2.13(a) of the Disclosure Schedule identifies each material Governmental Authorization held by each Acquired Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule.  The Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Acquired Companies to conduct their business in the manner in which its business is currently being conducted.  The Acquired Companies are, and at all times have been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule. The Acquired Companies have not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(b)                                  Part 2.13(b) of the Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives, qualifications and subsidies (collectively, “Grants”) from the Government of the State of Israel or any agency thereof, or from any other Governmental Body, granted to the Subsidiary, including Approved Enterprise Status from the Investment Center of the Israeli Ministry of Labor, Industry and Commerce (the “Investment

Center”)  The Subsidiary has never received any Grant from the Office of the Chief Scientist of the Ministry of Labor, Industry and Commerce. The Company has delivered to Parent accurate and complete copies of all documents evidencing applications for Grants submitted by the Subsidiary and of all letters of approval, and supplements thereto, granted to the Subsidiary.  Without limiting the generality of the foregoing, Part 2.13(b) of the Disclosure Schedule includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of the Acquired Companies with respect to royalties.  The Acquired Companies are in material compliance with all of the terms, conditions and requirements of their respective Grants and have duly fulfilled all the undertakings relating thereto. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, does, will or could reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any Grant identified or required to be identified in Part 2.13(b) of the Disclosure Schedule. None of the Acquired Companies has developed any Intellectual Property through the application of any financing made available by any of the Grants.

2.14                        Tax Matters.

(a)                                  The Acquired Companies have filed all Tax Returns that they were required to file under applicable Legal Requirements.  All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by the Acquired Companies (whether or not shown on any such Tax Return) have been paid.  The Acquired Companies are not currently the beneficiary of any extension of time within which to file any Tax Return.  To the Knowledge of the Acquired Companies, no claim has ever been made to either of the Acquired Companies by an authority in a jurisdiction where the Acquired Companies do not file Tax Returns that either of the Acquired Companies is or may be subject to taxation by that jurisdiction.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Acquired Companies.

(b)                                  The Acquired Companies have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)                                  No Proceedings are pending or being conducted with respect to any Tax Returns that have been filed or are required to be filed by the Acquired Companies.  The Acquired Companies have not received from any Governmental Body any (i) notice indicating an intent to open an audit or other review of any Tax Return that has been filed or required to be filed by the Acquired Companies, (ii) request for information related to Tax matters of the Acquired Companies, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Acquired Companies.  The Company is not and never has been an Israeli tax resident as defined in section 1 of the Israeli Income Tax Ordinance, 1961.  The Company does not have and has not had in the past a Permanent Establishment in Israel (as such term is defined in the Convention between the Government of the State of Israel and the Government of the United States of America with Respect to Taxes on Income).  Neither of the Acquired Companies have received any tax ruling or any formal written opinion from a lawyer or accountant with respect to their tax liability.  Neither of the Acquired Companies have performed any reportable tax planning under section

145A2 of the Israeli Income Tax Ordinance, 1961.  None of the Acquired Companies, Company Affiliates or the shareholders of the Company are subject to restrictions under part E2 of the Israeli Income Tax Ordinance, 1961.  The assets of the Acquired Companies do not principally comprise, directly or indirectly, assets which are located in Israel, as determined by the laws of Israel. All books and records which the Subsidiary is required to keep for tax purposes under applicable law (including without limiting the generality of these representations, all documents and records likely to be needed to defend any challenge by any Governmental Authority to the transfer pricing of any transactions between the company and its related parties) have been duly kept (in accordance with all applicable requirements) and are available for inspection at the premises of the Subsidiary.

(d)                                  Part 2.14(d) of the Disclosure Schedule lists all Tax Returns that have been audited or are currently being audited.  The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Acquired Companies filed or received since December 31, 2000.

(e)                                  The Acquired Companies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                                    The Company has not filed a consent under section 341(f) of the Code concerning collapsible corporations.  The Company is not a party to any Contract that has resulted or would reasonably be expected to result, separate or in the aggregate, in the payment of any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) as of the date of this Agreement.  The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.  The Company is not a party to or bound by any Tax allocation or sharing agreement.  The Company has (A) not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) no Liability for the Taxes of any Person (other than the Company) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code.

(g)                                 The unpaid Taxes of the Acquired Companies (A) did not, as of the date of the Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Interim Balance Sheet (rather than the notes thereto), and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns.  Since the date of the Unaudited Interim Balance Sheet, the Acquired Companies have not incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business.

(h)                                 The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in United States Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(i)                                    Neither the Company nor the Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.

(j)                                    No compensation shall be, or has been, includable in the gross income of any current or former employee, director or consultant of the Company or the Subsidiary as a result of the operation of section 409A of the Code (taking into account the United States Treasury Regulations and IRS guidance thereunder) with respect to any applicable arrangements or agreements in effect at any time prior to the Effective Time.  No payment or benefits provided pursuant to any Company Employee Plan or other arrangement between the Company or the Subsidiary and any “service provider” (as such term is defined in section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including the grant, vesting or exercise of any stock option or stock appreciation right, but excluding payments or benefits arising under any agreement referenced in Sections 6.7(b), (c), (d) and (e) of this Agreement, will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or otherwise.  Neither the Company nor the Subsidiary is a party to, or otherwise obligated under, any Company Employee Plan or other arrangement that provides for the gross-up of the tax imposed by section 409A(a)(1)(B) of the Code.

(k)                                Neither the Company nor the Subsidiary has participated in a “Listed Transaction” or “Reportable Transaction” within the meaning of United States Treasury Regulation section 1.6011-4(b).

(l)                                    Part 2.14(l) of the Disclosure Schedule lists each tax incentive granted to the Subsidiary under the laws of the State of Israel, the period for which such tax incentive applies, the nature of such tax incentive and the material conditions and other requirements that must be satisfied in order to qualify for such tax incentive.  The Subsidiary has complied with all material requirements of Israeli Legal Requirements to be entitled to claim all such incentives.

2.15                        Employee and Labor Matters; Benefit Plans.

(a)                                  Part 2.15(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Acquired Companies (including any employee of the Acquired Companies who is on a leave of absence or on layoff status):

(i)                                    the name of such employee and the date as of which such employee was originally hired by the Acquired Company;

(ii)                                such employee’s title; and

(iii)                            such employee’s annualized compensation (including wages, salary, commissions, director’s fees, bonuses, profit-sharing payments and other payments or benefits of any type) as of the date of this Agreement.

(b)                                  Part 2.15(b) of the Disclosure Schedule accurately identifies each former employee of the Acquired Companies who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Acquired Companies or otherwise) relating to such former employee’s employment with the Acquired Companies; and Part 2.15(b) of the Disclosure Schedule accurately describes such benefits.

(c)                                  The employment of each of the Company’s employees is terminable by the Company at will.  The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Acquired Companies.

(d)                                  To the Knowledge of the Acquired Companies:

(i)                                    no employee of any Acquired Company intends to terminate his or her employment with the Acquired Company;

(ii)                                no employee of any Acquired Company has received an offer to join a business that may be competitive with the Acquired Companies’ business;

(iii)                            no employee of any Acquired Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Acquired Company; or (B) the Acquired Companies’ business or operations; and

(iv)                               no employment of any Key Employee of an Acquired Company has been terminated either by the Acquired Company or the employee in the twelve months prior to the Closing Date.

(e)                                  Part 2.15(e) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Acquired Companies:

(i)                                    the name of such independent contractor and the date as of which such independent contractor was originally hired by the Acquired Company; and

(ii)                                the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Acquired Company with respect to services performed in 2006.

(f)                                    Except as set forth in Part 2.15(f) of the Disclosure Schedule, no Acquired Company is a party to or bound by, and no Acquired Company has ever been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.  The Subsidiary is not and never has been a member of any employers’ organization and there is no, and never has been, an employees’ committee in the Subsidiary.

(g)                                 No Acquired Company is engaged, and no Acquired Company has ever been engaged, in any unfair labor practice of any nature.  There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Acquired Companies, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.  No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.  There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Acquired Companies, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, including in relation to dismissal.  No Acquired Company is party to any labor agreement with respect to the Company Employees with any labor organization, union, group or association and there have been no attempts by an union, group or other labor organization to organize the Company Employees.

(h)                                 None of the current or former independent contractors of the Acquired Companies could be reclassified as an employee.  Except as disclosed in Part 2.15(h) of the Disclosure Schedule, there are, and at no time have been, any independent contractors who have provided services to the Company or any Company Affiliate for a period of six consecutive months or longer.  The Acquired Companies have never had any temporary, leased or, in the case of the Subsidiary, manpower employees.  No independent contractor of the Company is eligible to participate in any Company Employee Plan.

(i)                                    Part 2.15(i) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement.  The Acquired Companies do not intend nor have they committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(j)                                    The Company has delivered or made available to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Acquired Companies or any Company Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of the Acquired Companies or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(k)                                The Acquired Companies and each of the Company Affiliates have performed in all material respects all obligations required to be performed by them under each Company Employee Plan and are not in material default or violation of, and the Acquired Companies do not have Knowledge of any such default or violation by any other party to, the terms of any Company Employee Plan, and each Company Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code.  Except as set forth in Part 2.15(k) of the Disclosure Schedule, any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or there is a remaining period of time under the Code or under applicable Treasury Regulation to apply to the Internal Revenue Service for such a determination letter and to make amendments to such Company Employee Plan to obtain such letter from the Internal Revenue Service or it is a prototype or volume submitter plan entitled under applicable guidance of the Internal Revenue Code, to rely upon favorable opinion or advisory letter issued by the Internal Revenue Service to the sponsor of such prototype or volume submitter plan.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.  There are no claims or Proceedings pending, or, to the Knowledge of the Acquired Companies, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan.  Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent, the Acquired Companies or any Company Affiliate (other than ordinary administration expenses).  There are no audits, inquiries or Proceedings pending or, to the Knowledge of the Acquired Companies, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan.  Neither the Company nor any Company Affiliate has ever incurred  any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  The Acquired Companies and each of the Company Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(l)                                    Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA.  Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset.  The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations.

(m)                              No Company Employee Plan provides (except at no cost to the Acquired Companies or any Company Affiliate), or reflects or represents any liability of the Acquired Companies or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.  Other than commitments made that involve no future costs to the Acquired Companies or any Company Affiliate, neither the Acquired Company nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(n)                                 Except as set forth in Part 2.15(n) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(o)                                  Except as set forth in Part 2.15(o) of the Disclosure Schedule, the Acquired Companies and each of the Company Affiliates: (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, including in respect of overtime and periods of weekly rest, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending or, to the Knowledge of the Acquired Companies, threatened or reasonably anticipated claims or Proceedings against the Company or any Company Affiliate under any worker’s compensation policy or long-term disability policy.  The Subsidiary is not aware of any circumstance whereby any employee might demand (with or without legal entitlement) any claim for compensation on termination of employment beyond the statutory severance pay to which that employee might become entitled.

(p)                                  None of the Acquired Companies has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the WARN Act or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Companies and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under the WARN Act or any similar state, local or foreign law.

(q)                                  To the Knowledge of the Acquired Companies, no Company Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Acquired Companies or that would interfere with the business of the Company or any Company Affiliate.  Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company or any Company Affiliate as presently conducted nor any activity of such stockholder or Company Employees in connection with the carrying on of the business of the Company or any Company Affiliate as presently conducted will, to the Knowledge of the Acquired Companies, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such stockholders or Company Employees is now bound.

(r)                                  None of the Acquired Companies is subject to, and no employee of any Acquired Company benefits from, any extension order (Tzavei Harchava) or any arrangement or custom with respect to employment or the termination thereof whether written or not.

2.16                        Environmental Matters.  The Acquired Companies are in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Acquired Companies of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.  The Acquired Companies have not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Acquired Companies are not in compliance with any Environmental Law, and, to the Knowledge of the Acquired Companies, there are no circumstances that may prevent or interfere with the any Acquired Company’s compliance with any Environmental Law in the future.  To the Knowledge of the Acquired Companies, no current or prior owner of any property leased or controlled by the Acquired Companies has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Acquired Companies is not in compliance with any Environmental Law.  All Governmental Authorizations currently held by the Acquired Companies pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule.

2.17                        Insurance.  Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Acquired Companies and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule.  The Company and the Subsidiary are not in default with respect to their obligations under any insurance policy and have not been denied coverage under any such policy. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect.  The Acquired Companies have not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18                        Related Party Transactions.  Except as set forth in Part 2.18 of the Disclosure Schedule:  (a) no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Acquired Companies; (b) no Related Party is, or has at any time, indebted to the Acquired Companies; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Acquired Companies; (d) no Related Party is competing, or has at any time competed, directly or indirectly, with the Acquired Companies; (e) no Related Party has any claim or right against the Acquired Companies (other than rights under company Options and rights to receive compensation for services performed as an employee of the Acquired Companies) and (f) each of the Acquired Companies’ transactions with a Related Party have been made at arm’s length.  (For purposes of the Section 2.18 each of the following shall be deemed to be a “Related Party”:  (i) each individual who is, or who has at any been an officer of the Acquired Companies; (ii)  each member of the immediate family of each of the individuals referred to in clauses “(i)” above; and (iv) any trust or other Entity (other than the Acquired Companies) in which any one of the individuals referred to in clauses “(i)” and “(ii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

2.19                        Legal Proceedings; Orders.

(a)                                  Except as set forth in Part 2.19 of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of the Acquired Companies) no Person has threatened to commence any Legal Proceeding:  (i) that involves the Acquired Companies or any of the assets owned or used by the Acquired Companies or any Person whose liability the Acquired Companies have or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.  To the Knowledge of the Acquired Companies, except as set forth in Part 2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)                                  Except as set forth in Part 2.19 of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Acquired Companies.

(c)                                  There is no order, writ, injunction, judgment or decree to which the Acquired Companies, or any of the assets owned or used by the Acquired Companies, is subject.  To the Knowledge of the Acquired Companies, no officer or other employee of the Acquired Companies is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Acquired Companies’ business.

2.20                        Authority; Binding Nature of Agreement.  The Acquired Companies have the right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Acquired Companies of this Agreement have been duly authorized by all necessary action on the part of the Acquired Companies and its board of directors.  The Board of Directors of the Company has unanimously (a) approved this Agreement, (b) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders and (c) recommended approval of this Agreement and the Merger by the Company Stockholders and directed that the Merger be submitted for consideration by the Company Stockholders.  This Agreement constitutes the legal, valid and binding obligation of the Acquired Companies, enforceable against the Acquired Companies in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.21                        Non-Contravention; Consents.  Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)                                  contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s articles of incorporation or bylaws, (ii) any of the provisions of the Subsidiary’s articles of association or certificate of incorporation or (iii) any resolution adopted by the Acquired Companies’ stockholders, the Acquired Companies’ board of directors or any committee of the Acquired Companies’ board of directors;

(b)                                  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Acquired Companies, or any of the assets owned or used by the Acquired Companies, is subject;

(c)                                  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Acquired Companies or that otherwise relates to the Company’s business or to any of the assets owned or used by the Acquired Companies;

(d)                                  contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to

(i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) cancel, terminate or modify any such Material Contract; or

(e)                                  result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Acquired Companies (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Companies).

Except as set forth in Part 2.21 of the Disclosure Schedule, the Acquired Companies are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.22                        Vote Required.  The adoption and approval of the Merger and the transactions contemplated thereby require no approval of the stockholders of the Company or the Subsidiary or any other Person, other than the affirmative vote of the holders of (i) a majority of the shares of Company Common Stock and Company Preferred Stock (on an as converted basis) outstanding on the applicable record date voting together as a single class and (ii) a majority of the shares of Company Preferred Stock (on an as converted basis) outstanding on the applicable record date voting together as a single class (the “Required Stockholder Approval”).

2.23                        Internal Control.  The Acquired Companies have established and documented, and maintain, adhere to and enforce a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Company Financial Statements), including policies and procedures that (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Acquired Companies are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Acquired Companies and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies.  Neither the Acquired Companies (including any employee thereof) nor the Acquired Companies’ independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Acquired Companies, (ii) any fraud, whether or not material, that involves the Acquired Companies’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Acquired Companies or (iii) any claim or allegation regarding any of the foregoing.

2.24                        Discussions with Other Persons.  The Acquired Companies and their Representatives have terminated and are not considering or participating in any discussions or negotiations regarding, or are not taking any other actions intended or reasonably expected to facilitate the making of any inquiry or proposal to the Acquired Companies that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal by any Person (other than Parent or its affiliates or Representatives).

2.25                        Brokers’ and Finders’ Fees.  No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from the Company or the Subsidiary in connection with the Merger, this Agreement or any transaction contemplated hereby.

2.26                        Full Disclosure.

(a)                                  This Agreement (including the Disclosure Schedule) does not, and the Company Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b)                                  The information supplied by the Acquired Companies for inclusion in the Information Statement (as defined in Section 5.2) will not, as of the date of the Information Statement, (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

SECTION 3.              Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Acquired Companies as follows:

3.1                               Due Organization.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

3.2                               Authority; Binding Nature of Agreement.  Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors.  No vote of Parent’s stockholders is needed to approve the Merger.  This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3                               Financing.  As of the Effective Time, Parent will have sufficient cash or other sources of readily available funds to enable it to pay all amounts required to be paid by Parent in the Merger.

3.4                               Non-Contravention; Consents.  Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements to be executed and delivered by Parent and the Merger Sub in connection with the Closing under this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)                                  contravene, conflict with or result in a violation of (i) any of the provisions of Parent’s or the Merger Sub’s certificate of incorporation or bylaws or (ii) any resolution adopted by Parent’s or the Merger Sub’s sotckholders, board of directors or any committee thereof; or

(b)                                  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject.

Except for any notification or filing required under any Antitrust Laws, Parent and Merger Sub are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

SECTION 4.              Certain Covenants of the Company

4.1                               Access and Investigation.  During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Acquired Companies shall, and shall cause their Representatives to:  (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Companies’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request; provided, however, that no information discovered through the access afforded by this 4.1 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

4.2                               Operation of the Acquired Companies’ Business.  During the Pre-Closing Period:

(a)                                  the Acquired Companies shall conduct their business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b)                                  the Acquired Companies shall use reasonable efforts to preserve intact its current business organization, keep available the services of their current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Acquired Companies;

(c)                                  the Acquired Companies shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

(d)                                  the Acquired Companies shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Acquired Companies’ business;

(e)                                  except as set forth in Schedule 4.2(e), the Acquired Companies shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

(f)                                    the Acquired Companies shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to grant stock options to new hire employees in accordance with its past practices, (y) to issue Company Common Stock to employees upon the exercise of outstanding Company Options and Company Warrants, and (z) to issue shares of Company Common Stock upon the conversion of shares of Preferred Stock);

(g)                                 except as set forth in this Agreement and in option agreements in existence as of the date of the Agreement and set forth on the Disclosure Schedule, the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its Company Option Plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement;

(h)                                 the Acquired Companies shall not amend or permit the adoption of any amendment to the Company’s certificate of incorporation or bylaws or the Subsidiary’s articles of association or effect or permit the Acquired Companies to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(i)                                    the Acquired Companies shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(j)                                    the Acquired Companies shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Companies during the Pre-Closing Period, do not exceed $25,000 per month;

(k)                                the Acquired Companies shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a

Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

(l)                                    the Acquired Companies shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Acquired Companies pursuant to Contracts that are not Material Contracts;

(m)                              the Acquired Companies shall not (i) lend money to any Person (except that the Acquired Companies may make routine advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money;

(n)                                 the Acquired Companies shall not (i) establish, adopt or amend any Company Employee Plan, (ii) except as set forth in Schedule 4.2(n)(i), pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) except as set forth in Schedule 4.2(n)(iii), hire any new employee;

(o)                                  the Acquired Companies shall not change any of their methods of accounting or accounting practices in any material respect;

(p)                                  the Acquired Companies shall not make any material Tax election;

(q)                                  except as set forth in Schedule 4.2(q), the Acquired Companies shall not commence or settle any material Legal Proceeding;

(r)                                  the Company shall not transfer any material assets, including any cash, to the Subsidiary and the Subsidiary shall not transfer any material assets, including any cash, to the Company except for transfers of cash from the Company to the Subsidiary to fund operating expenses in the ordinary course of business in amounts that are consistent with past practices; and

(s)                                  the Acquired Companies shall not agree or commit to take any of the actions described in clauses ”(e)” through “(r)” above.

Notwithstanding the foregoing, the Acquired Companies may take any action described in clauses “(e)” through “(r)” above if Parent gives its prior written consent to the taking of such action by the Acquired Companies, which consent will not be unreasonably withheld (it being understood that Parent’s withholding of consent to any action will not be deemed unreasonable if Parent determines in good faith that the taking of such action would not be in the best interests of Parent or would not be in the best interests of the Acquired Companies).  Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the Acquired Companies operations prior to the Effective Time.  Prior to the Effective Time, the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations

4.3                               Procedures for Requesting Parent Consent.  If the Acquired Companies shall desire to take an action which would be prohibited pursuant to Section 4.2 or 5.11 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals, and may not take such action until such consent in writing has been received from any of the following individuals:

Websense, Inc.,

Douglas Wride, Chief Financial Officer

10240 Sorrento Valley Rd.

San Diego, California 92121

Fax: 858-458-2959

with a copy to:

Websense, Inc.,

Michael Newman, Vice President and General Counsel

10240 Sorrento Valley Rd.

San Diego, California 92121

Fax: 858-550-3489

4.4                               Notification; Updates to Disclosure Schedule.

(a)                                  During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(i)                                    the discovery by the Acquired Companies of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Acquired Companies in this Agreement;

(ii)                                any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii)                            any breach of any covenant or obligation of the Acquired Companies; and

(iv)                               any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

(b)                                  If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Acquired Companies shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change.  No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Acquired Companies in this Agreement, (ii) determining whether any of the conditions set forth in Section 6 has been satisfied, or (iii) (iii) indemnification pursuant to Section 9.

4.5                               No Negotiation.

(a)                                  The Acquired Companies shall not, directly or indirectly, and the Acquired Companies shall ensure that their  respective Representatives of the Acquired Companies do not, directly or indirectly:

(i)                                    solicit, initiate, induce, facilitate or knowingly encourage the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;

(ii)                                furnish any nonpublic information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii)                            engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv)                               approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; or

(v)                                   enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction;

provided, however, that prior to the approval of this Agreement by the Required Stockholder Approval, this Section 4.5 shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Companies to, or entering into discussions with, any Person in response to an Acquisition Proposal submitted to the Company by such Person (and not withdrawn) that is reasonably expected to result in a Superior Offer by such Person (and not withdrawn) if: (A) neither the Company nor any Representative of any of the Acquired Companies shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.5; (B) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under applicable law; (C) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and “standstill” provisions)

at least as favorable to the Company as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (D) at least two business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).  Without limiting the generality of the foregoing, the Company shall ensure that no affiliate or Representative of any of the Acquired Companies takes any action inconsistent with any of the provisions set forth in the preceding sentence, and the Company acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence by any affiliate or Representative of any of the Acquired Companies, whether or not such affiliate or Representative is purporting to act on behalf of any of the Acquired Companies, shall be deemed to constitute a breach of this Section 4.5 by the Acquired Companies.

(b)                                  If any Acquisition Proposal or Acquisition Inquiry is made or submitted by any Person during the Pre-Closing Period, then the Company shall promptly (and in no event later than 48 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof).  The Company shall keep Parent informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any modification or proposed modification thereto.

(c)                                  The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(d)                                  The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any of the Acquired Companies is a party or under which any of the Acquired Companies has any rights, and will cause each such agreement to be enforced to the extent requested by Parent.  The Company also shall promptly request each Person that has executed a confidentiality or similar agreement within the last 12 months in connection with its consideration of a possible Acquisition Transaction or a possible equity investment in any Acquired Company to return to the Acquired Companies all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Companies.

4.6                               Termination of Agreements.  To the extent requested by Parent, the Company shall use commercially reasonable efforts to cause the agreements referred to in Schedule 4.6 to be terminated immediately prior to the Effective Time.

4.7                               Payment of Expenses and Liabilities.  The Acquired Companies shall pay, prior to the Closing, the Acquired Company Transaction Expense and the Outstanding Liabilities Amount.  Each of the parties listed on Schedule 4.7 shall execute a written acknowledgment, in a form reasonably acceptable to Parent, (the “Acknowledgements of Payment and Release”): (i) of the total amount of fees, costs and expenses of any nature that is payable or was paid to such Person (and, if payable or paid in connection with this Agreement and any of the transactions contemplated by this Agreement, such amount shall include a reasonable amount for the fees and expenses that such Person expects to incur following the Closing); and (ii) that, other than the amounts described in clause “(i)” above, it is not (and will not be) owed any other amount by any of the Acquired Companies.

4.8                               Severance. Prior to any employee of the Acquired Companies whose employment with the Acquired Companies is terminated after the date hereof and on or prior to the Closing (each a “Terminating Employee”) receiving or becoming entitled to receive any cash severance payment, such terminated employee must execute and return (and not revoke) a valid Terminating Employee Release in the form set forth in Exhibit H.  Subject to the foregoing, the Acquired Companies shall provide severance benefits to the Terminating Employees which severance benefits shall be paid or accrued on consolidated balance sheet of the Acquired Companies or prior to the Measurement Date.

4.9                               Non-Competition Agreements.  At or prior to the Closing, each of the individuals set forth on Exhibit F shall exhibit and deliver to Parent a Non-Competition Agreement in the form attached hereto as Exhibit I.

4.10                        Resignation of Officers and Directors.  The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Closing the resignation of each officer and director of each of the Acquired Companies.

4.11                        Internal Controls.  If, during the Pre-Closing Period, the Acquired Companies or the Acquired Companies’ auditors identify any material weaknesses or significant deficiency (or a series of control deficiencies that collectively are deemed to constitute a material weakness or significant deficiency) in the effectiveness of the Acquired Companies’ internal control over financial reporting, then the Acquired Companies shall use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be.

4.12                        Release of Liens.  The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all liens set forth in Schedule 4.12 hereto.

4.13                        FIRPTA Matters.  At the Closing: (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of section 1.897 — 2(h)(1)(i) of the United States Treasury Regulations; and (b) the Company shall deliver to the IRS the notification required under section 1.897 - 2(h)(2) of the United States Treasury Regulations.

4.14                        Public Auditor’s Consent.  If requested by Parent, for a period of one year following the Closing Date, the Stockholders’ Representative shall use his reasonable efforts to obtain any consent of Ernst & Young LLP with respect to the inclusion of historical financial statements of the Acquired Companies to the extent required by Parent in connection with the filing of any consolidated financial statements of Parent in any registration statement, report or other filing made by Parent with the Securities and Exchange Commission, or any blue sky securities authority or any securities exchange or market.

4.15                        Pre-Ruling.  The Acquired Companies shall obtain a pre-ruling from the Israeli Tax Authorities with respect to the tax treatment relating to the exchange of stock and any cash payments set forth in Section 1.6 hereof prior to issuing Substitute Options to any Person in Israel.

4.16                        Payments to Employees.  On or prior to December 31, 2006, the Acquired Companies shall have made cash payments to each employee of the Acquired Companies listed on Schedule 6.18, which payment shall be in full satisfaction of any rights to equity in the Acquired Companies and such employee shall sign a release, in a form reasonably satisfactory to Parent, releasing the Acquired Companies and their Affiliates from all claims related to stock, stock options or any other ownership interests in the Acquired Companies and their Affiliates.  All such cash payments shall be subject to deduction and withholding by the Acquired Companies of all social security, Medicare and other payroll taxes.

SECTION 5.              ADDITIONAL COVENANTS OF THE PARTIES

5.1                               Filings and Consents.  As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement.  The parties shall (upon request) promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

5.2                               Written Consent.

(a)                                  The Company shall obtain the Required Stockholder Approval and provide Parent with satisfactory evidence of the same, no later than 5:30 a.m. EST on December 20, 2006.  Promptly after the date hereof, the Company shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of the DGCL (including Sections 228 and 262 of the DGCL), (i) prepare an information statement accurately describing this Agreement, the Merger, the other transactions contemplated by this Agreement and the provisions of Section 262 of the DGCL (the “Information Statement”), (ii) solicit the written consents of stockholders of the Company for the adoption of this Agreement, and (iii) cause a copy of the Information Statement to be delivered to the address on record for each stockholder of the Company who is entitled to vote upon adoption of this Agreement.  The Information Statement shall include a statement to the effect that the board of directors of the Company unanimously recommends that the Company Stockholders execute written consents approving the Merger and adopting and approving this Agreement.  The Information Statement and other materials to be submitted to the Company Stockholders shall be submitted in advance to Parent for Parent’s review and comment.  The Company shall use commercially reasonable efforts to cause each stockholder to vote all shares of Company Capital Stock that are owned, beneficially or of record, by such stockholder on the record date for the written consent, to be voted in favor of the adoption of this Agreement.

(b)                                  If applicable, the Company shall promptly submit for approval by the Company Stockholders by the requisite vote (and in a manner satisfactory to Parent) any payments or benefits that Parent reasonably determines may constitute a “parachute payment” pursuant to Section 280G of the Code, such that all such payments and benefits shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, and deliver to Parent evidence satisfactory to Parent that a vote of the Company’s stockholders was received in conformance with Section 280G and the regulations thereunder, or that such requisite stockholder approval has not been obtained with respect to any payment or benefit that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code and as a consequence, that such “parachute payment” shall not be made or provided.

(c)                                  The Company shall promptly, but prior to any distribution to the Company Preferred Stock, submit for approval by (i) a majority of the shares of Company Common Stock and Company Preferred Stock (on an as converted basis) outstanding on the applicable record date voting together as a single class, (ii) a majority of the shares of Company Series C-1 Preferred stock outstanding on the applicable record date voting together as a single class, (iii) a majority of the shares of Company Series C-2 Preferred stock outstanding on the applicable record date voting together as a single class, and (iv) a majority of the shares of Company Series D Preferred stock outstanding on the applicable record date voting together as a single class, an amendments to the Amended and Restated Certificate of Incorporation of the Company (the “Charter Amendment”) to provide for (i) the modification of the liquidation preferences to enable the allocation of the Aggregate Merger Consideration in accordance with this Agreement and (iii) any capital returned to the holders of Company Preferred Stock prior to the Closing (the “Certificate of Incorporation Approvals”) and shall file such Charter Amendment with the Secretary of State of the State of Delaware.  Any stockholder consent solicitation relating to such approval and the amendment to the Amended and Restated Certificate of Incorporation shall be submitted to Parent for its prior approval which approval shall not be unreasonably withheld or delayed.

5.3                               Israeli Regulatory Matters.

(a)                                  Each party to this Agreement shall use its commercially reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli Governmental Body with respect to the Merger.

(b)                                  Each party to this Agreement shall: (i) give the other parties prompt notice of the commencement of any Legal Proceeding by or before any Israeli Governmental Body with respect to the Merger; (ii) keep the other parties informed as to the status of any such Legal Proceeding; and (iii) promptly inform the other parties of any communication with the Companies Registrar or any other Israeli Governmental Body regarding the Merger.  The parties to this Agreement shall consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli Legal Proceeding or Consent of any Israeli Governmental Body relating to the Merger.

5.4                               Other Regulatory Approvals; Reasonable Efforts.

(a)                                  The Acquired Companies acknowledge and represent that they believe that the Acquired Companies’ consolidated balance sheet as of December 31, 2006, which shall be regularly prepared financial statements, will show that the Acquired Companies have combined assets of less than $11.3 million and that, therefore, the parties will not be obligated to prepare and file the Notification and Report Forms relating to the transactions subject to the HSR Act.

(b)                                  In addition to the obligations pursuant to Section 5.3 (but, in the case of Parent and Merger Sub, subject to the provisions of Section 5.3(b)) each party to this Agreement shall use commercially reasonable efforts to file, as promptly as reasonably practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger, and to submit promptly any additional information requested by any such Governmental Body.  Without limiting the generality of the foregoing, the Company and Parent shall, as promptly as reasonably practicable after the date of this Agreement, prepare and file the Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and prepare and file any other documents necessary to comply with comparable foreign Legal Requirements (collectively, “Antitrust Laws”).  The Company and Parent each shall promptly (a) supply the other party with any information that may be required in order to effectuate such filings and (b) supply any additional information that reasonably may be required by the FTC, the DOJ or foreign Governmental Bodies and that the parties may reasonably deem appropriate.  Each of the Company and Parent will notify the other party promptly upon the receipt of (i) any comments from any officials of the FTC, the DOJ or foreign Governmental Bodies in connection with any filings made pursuant hereto and (ii) any request by any officials of the FTC, the DOJ or foreign Governmental Bodies for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements, including the requirements of the HSR Act.  Whenever any event occurs that r results in either the Company or Parent supplementing  any filing made pursuant to this Section 5.4, the Company or Parent, as the case may be, will promptly inform the other party of its belief that it will need to supplement its filing  and will cooperate with the other party in  supplementing its filing with the applicable Governmental Body.  Each of the Company and Parent shall give the other party prompt notice of the commencement or known threat of commencement of any proceeding by or before any Governmental Body with respect to any of the other transactions contemplated by this Agreement, keep the other party informed as to the status of any such proceeding or threat and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such proceeding.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement to: (i) dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Companies to dispose of any assets; (ii) discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Companies to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Companies to license or otherwise make available to any

Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Companies to hold separate any assets or operations; (v) make or cause any of its subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Companies; (vi) take or commit to take any other action that limits Parent’s freedom of action with respect to, or its ability to retain, its subsidiaries or any of the Acquired Companies or any material portions thereof or any of the businesses, product lines, properties or assets of its subsidiaries or any of the Acquired Companies; or (vii) commence any Legal Proceeding against any Entity in order to facilitate the consummation of the Merger or to defend against any Legal Proceeding brought by any Governmental Body or other Person seeking to prevent the consummation of the Merger.

5.5                               Public Announcements.  During the Pre-Closing Period, neither the Acquired Companies on the one hand nor Parent on the other hand shall issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the prior written consent of the other party.

5.6                               Best Efforts.  During the Pre-Closing Period, (a) the Acquired Companies shall use their best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

5.7                               Employee Benefits.

(a)                                  Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements: (i) all employees of the Acquired Companies who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall receive credit under Parent’s, the Surviving Corporation’s and Subsidiary’s, as applicable employee benefit plans for his or her years of continuous service with the Acquired Companies prior to the Effective Time.

(b)                                  Nothing in this Section 5.7 or elsewhere in this Agreement shall be construed to create a right in any Company Employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent.  No Company Employee and no Continuing Employee shall be deemed to be a third party beneficiary of this Agreement.

(c)                                  If requested by Parent at least five (5) business days prior to the Closing, the Company shall take (or cause to be taken) all actions pursuant to resolutions of the board of directors necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “401(k) Plan”).  If the Company is required to terminate any 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the board of directors of resolutions authorizing the termination of such 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent).

(d)                                  To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to any of the Merger, the Company shall ensure that such requirements are complied with prior to the Effective Time.

5.8                               Indemnification of Directors and Officers.  For a period of six (6) years following the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor the obligations of the Company pursuant to any indemnification contracts listed on the Disclosure Schedule between the Company or the Subsidiary and its respective directors and officers (whether current or former) and any indemnification provisions under the Company’s certificate of incorporation, subject to any limitations under applicable law.  The Company shall purchase a tail insurance policy to the Company’s existing directors’ and officers’ liability insurance for a period of not less than six (6) years after the Effective Time; provided, however, that in no event shall Parent or the Surviving Corporation be required to pay premiums for insurance under this Section 5.8 in the aggregate in excess of 120% of the current year’s premium for such insurance.

5.9                               S-8.  Parent will use commercially reasonable efforts to cause Parent Common Stock issuable upon exercise of the Substitute Options for which a Form S-8 registration statement is available to be registered with the SEC on Form S-8 (assuming timely receipt of all option documentation relating to the Company Options outstanding immediately prior to the Effective Time and all signatures, opinions and consents required for such registration statement).  The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.  For the avoidance of doubt, the Form S-8 registration statement shall not cover any shares of Parent Common Stock subject to any Substitute Options by Parent if they are not held by Persons who become employees of Parent at the Effective Time or who otherwise have a service relationship with Parent at the Effective Time.

5.10                        Review of Net Operating Losses.  The Consultant set forth on Schedule 5.10 (the “NOL Consultant”) shall during the Consulting Period (as defined in the Consultant Agreement) prepare documentation to substantiate the incurrence of $10,100,000 in net operating losses of the Acquired Companies for the fiscal years 2000 through 2003 as reflected on the Tax Returns on the Acquired Companies, which documentation shall support the expenditure and the nature of the expenditures to the level that would be auditable by the IRS in order to substantiate the amount of expense incurred by the Acquired Companies during such period regardless of the Tax attributes of the expenses (the “Estimated Net Operating Losses”).

5.11                        Post Measurement Date Activities.  In the event that the Closing has not occurred on or prior to the Measurement Date, the parties will mutually agree in good faith to a schedule of expenditures that may be made by the Acquired Companies in the ordinary course of business consistent with past practices, between the Measurement Date and the Closing Date.  Without consent of Parent, he Acquired Companies shall not spend or accrue any expenditures in violation of such schedule and shall continue to pay the accounts payable and indebtedness in the ordinary course of business consistent with past payment practices.

SECTION 6.              CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1                               Accuracy of Representations.  Each of the representations and warranties made by the Acquired Companies in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any update to the Disclosure Schedule, and without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

6.2                               Performance of Covenants.  All of the covenants and obligations that the Acquired Companies are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3                               Stockholder Approval.  The Merger shall have been duly approved and this Agreement shall have been duly adopted and approved by the Required Stockholder Approval and the Certificate of Incorporation Approvals shall have been obtained.

6.4                               Dissenting Shares.  The sum of the number of Dissenting Shares and the number of shares of Company Capital Stock that may in the future become Dissenting Shares shall not exceed 6% of the number of shares of Company Capital Stock (on an as converted basis) outstanding immediately prior to the Closing.

6.5                               Consents.  All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement and listed in Schedule 6.5 shall have been obtained and shall be in full force and effect.

6.6                               No Material Adverse Effect.  Between the date of this Agreement and the Closing Date, there shall not have been any Material Adverse Effect on the Acquired Companies, taken as a whole, and no event shall have occurred or circumstance shall exist that could reasonably be expected to have or result in a Material Adverse Effect on the Acquired Companies, taken as a whole.

6.7                               Agreements and Documents.  Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)           the Escrow Agreement in the form of Exhibit J;

(b)           Employment Agreements in the form of Exhibit E, executed by the individuals identified on Exhibit D;

(c)           Consulting Agreements in the form of Exhibit G, executed by the individuals identified on Exhibit F;

(d)                                  Non-Competition Agreements in the form of Exhibit I, executed by the individuals identified on Exhibit F;

(e)                                  Non-Competition Agreements in the form of Exhibit I, executed by the individuals identified on Exhibit M;

(f)                                    confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees of the Acquired Companies and by all consultants and independent contractors (including the individuals identified in Part 2.9(f) of the Disclosure Schedule);

(g)                                 a legal opinion of Perkins Coie LLP, dated as of the Closing Date, in the form of Exhibit K;

(h)                                 a certificate executed by the Acquired Companies and containing the representation and warranty that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.10, 6.12 and 6.18 have been duly satisfied (the “Company Closing Certificate”); and

(i)                                    written resignations of all directors of the Company, effective as of the Effective Time.

(j)                                    a certificate executed by the Secretary of the Company attaching and certifying the Company’s current certificate of incorporation, bylaws and the resolutions of the Company’s board of directors and stockholders approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement;

(k)                                a certificate executed by an officer of the Subsidiary attaching and certifying the Subsidiary’s current Articles of Association;

(l)                                    the Certificate of Merger, executed by the Company;

(m)                              the Acknowledgements of Payment and Release;

(n)                                 a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within ten (10) business days prior to Closing with respect to the Company;

(o)                                  a Certificate of Status of Foreign Corporation of the Acquired Companies from the applicable Governmental Authority in each jurisdiction where it is required to be qualified to do business, all of which are dated within ten (10) business days prior to the Closing;

(p)                                  a spreadsheet (the “Closing Payment Schedule”), duly certified by an officer of the Company setting forth: (i) the Per Share Common Stock Payment; (ii) the Per Share Series C-1 Preferred Stock Payment; (iii) the Per Share Series C-2 Preferred Stock Payment; (iv) the Per Share Series D Preferred Stock Payment; (v) the Estimated Working Capital Deficit Amount; (vi) the Closing Company Share Number; (vii) the Outstanding Liabilities Amount; (viii) the name and address of each of the holders of the Company Capital

Stock, Company Options and Company Warrants as of immediately prior to the Effective Time; (ix) the number of shares of Company Capital Stock of each class and series held by each such stockholder immediately prior to the Effective Time; (x) the consideration that each such stockholder is entitled to receive pursuant to Sections 1.5 and 1.6 (including reference to whether a holder of Company Options has made an election to exercise pursuant to Section 1.6(a)); and (xi) the amount to be contributed to the Escrow Fund by Parent on behalf of each such Escrow Contributor pursuant to Section 1.10; and

6.8                               No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.9                               No Legal Proceedings.  No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

6.10                        Employees.  All of the Key Employees and 85% of the employees set forth on Schedule 6.9 shall be employed by and no such employee shall have expressed any intention to terminate employment with, the Acquired Companies.

6.11                        280G Stockholder Approval.

(a)                                  Each Person who might receive any payments and/or benefits referred to in Section 5.2(b) hereof shall have executed and delivered to the Company a 280G Waiver, and such 280G Waiver shall be in full force and effect immediately prior to the Effective Time.

(b)                                  With respect to any payments and/or benefits that Parent reasonably determines may constitute “parachute payments” under Section 280G of the Code with respect to any employees, the Company Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments.

6.12                        Termination of Certain Company Options and Company Warrants; Optionholder Acknowledgement.  All outstanding Company Options that were not granted pursuant to the Company Option Plans, all unexercised options under the 2000 Share Option Plan, all vested Options under the 2004 Global Share Option Plan that are not exercised immediately prior to the Effective Time and all and all outstanding Company Warrants will be cancelled or terminated on or prior to the Effective Time and the Company shall have delivered to Parent written evidence satisfactory to Parent of such termination or cancellation.  Each holder of unexercised Company Options granted pursuant to any Company Option Plan shall have signed the acknowledgment referenced in Section 1.6(b).

6.13                        Antitrust Approvals.

(a)                                  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.

(b)                                  Any waiting period applicable to the consummation of the Merger under  any applicable non-U.S. Antitrust Law shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and any non-U.S.  Governmental Body pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.

(c)                                  Any Governmental Authorization or other Consent required to be obtained with respect to the Merger under any applicable Antitrust Law shall have been obtained and shall remain in full force and effect, and no such Governmental Authorization or other Consent so obtained shall require, contain or contemplate any term, limitation, condition or restriction that Parent determines in good faith to be materially burdensome.

6.14                        Release of Liens.  Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all liens set forth in Schedule 6.13 hereto.

6.15                        Termination of Employee Plans.  The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the 401(k) Plan referred to in Section 5.7(c).

6.16                        Minimum Working Capital.  The Working Capital as set forth in the Closing Working Capital Schedule shall equal at least $4,950,000.  Notwithstanding meeting the foregoing standard as of the Measurement Date, all of the covenants and obligations that the Acquired Companies are required to comply with as set forth in Section 5.11 shall have been complied with and performed in all material respects.

6.17                        Termination of Agreements.  The Acquired Company Contracts set forth on Schedule 6.17 of the Disclosure Schedule shall have been terminated.

6.18                        Employee Release.  Each employee of the Acquired Companies listed on Schedule 6.18 shall have signed a release, in a form reasonably satisfactory to Parent, releasing the Acquired Companies and their Affiliates from all claims related to stock, stock options, or any other ownership interests in the Acquired Companies and their Affiliates.

6.19                        Amendment to Certificate of Incorporation. The Charter Amendment shall have been filed with the Secretary of State of the State of Delaware.

SECTION 7.              CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1                               Accuracy of Representations.  Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

7.2                               Performance of Covenants.  All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3                               No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.4                               Documents.  The Company shall have received the following documents:

(a)                                  the Escrow Agreement, executed by Parent and the Escrow Agent;

(b)                                  the Merger Certificate duly executed by the Merger Sub;

(c)                                  a certificate executed by Parent and containing the representation and warranty of Parent that the conditions set forth in Sections 7.1 and 7.2 have been satisfied; and

(d)                                  a certificate executed by the Secretaries of Parent and Merger Sub attaching and certifying as to the resolutions of the board of directors of Parent and the resolutions of the board of directors and stockholders of Merger Sub approving and adopting this Agreement and the transactions contemplated hereby.

7.5                               Antitrust Approvals.

(a)                                  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.

(b)                                  Any waiting period applicable to the consummation of the Merger under any applicable non-U.S. Antitrust Law shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and any non-U.S.  Governmental Body pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.

SECTION 8.              TERMINATION

8.1                               Termination Events.  This Agreement may be terminated prior to the Closing:

(a)                                  by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

(b)                                  by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Acquired Companies to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

(c)                                  by Parent on or after February 28, 2007, if any condition set forth in Section 6 has not been satisfied by February 28, 2007;

(d)                                  by the Company on or after February 28, 2007, if any condition set forth in Section 7 has not been satisfied by February 28, 2007;

(e)                                  by Parent, if the Required Stockholder Approval has not been obtained by the Company no later than 5:30 a.m. EST on December 20, 2006;

(f)                                    by Parent if the Closing has not taken place on or before February 28, 2007 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

(g)                                 by the Company if the Closing has not taken place on or before January 31, 2007, so long as no filing is required under the HSR Act and all the Company’s conditions set forth in Section 6 have been satisfied (other than as a result of the failure on the part of the Acquired Companies to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

(h)                                 by the mutual consent of Parent and the Company.

8.2                               Termination Procedures.  If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c), Section 8.1(e) and Section 8.1(f), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement.  If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(g), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

8.3                               Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Acquired Companies nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the Acquired Companies shall, in all events, remain bound by and continue to be subject to Section 5.5.

SECTION 9.              INDEMNIFICATION, ETC.

9.1                               Survival of Representations, Etc.

(a)                                  Subject to Sections 9.1(b) and 9.1(d), the representations and warranties made by the Acquired Companies (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Company Closing Certificate) shall survive the Closing and shall expire on the first year anniversary of the Closing Date; provided, however, that if, at any time prior to the first year anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Stockholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Acquired Companies (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach exists) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved.  The representations and warranties made by Parent and Merger Sub in Section 3 shall expire on the Closing Date.  The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms.

(b)                                  Notwithstanding anything to the contrary contained in Section 9.1(a), the representations and warranties set forth in Sections 2.1, 2.3, 2.14 and 2.15 shall survive the Closing and shall expire on the applicable statute of limitations (it being understood that the statute of limitations applicable to the representation set forth in the last sentence of Section 2.14(f) shall be determined solely with respect to any Tax Returns relating to Pre-Closing Tax Periods); provided, however, that if, at any time prior to any such expiration date, any Indemnitee (acting in good faith) delivers to the Stockholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the applicable representations and warranties (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

(c)                                  The representations and warranties made by the Acquired Companies, and the covenants and obligations of each of the Acquired Companies, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Indemnitees or any of their Representatives.

(d)                                  Nothing contained in this Section 9.1 or elsewhere in this Agreement shall limit any rights or remedy of any Indemnitee for claims based on fraudulent or intentional misrepresentation.

9.2                               Indemnification by Holders of Eligible Company Securities.

(a)                                  From and after the Effective Time (but subject to Section 9.1(a)), the holders of Eligible Company Securities who shall have received, or shall be entitled to receive, consideration pursuant to Sections 1.5 or 1.6 (such holders being collectively referred to as the “Indemnitors”), shall severally hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of:

(i)                                    any inaccuracy in or breach of any representation or warranty made by the Acquired Companies in this Agreement as of the date of this Agreement (in each case, after giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Schedule);

(ii)                                any inaccuracy in or breach of any representation or warranty made by the Acquired Companies in this Agreement as if such representation or warranty was made on and as of the Closing, in the Closing Certificate or in any of the amounts set forth in the Closing Payment Schedule (in each case, after giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Schedule);

(iii)                            any breach of any covenant or obligation of either of the Acquired Companies in this Agreement or in any other agreement delivered by the Company or Subsidiary to Parent in connection with the transactions contemplated by this Agreement;

(iv)                               any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause “(i),” “(ii)” or “(iii) above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9)

(v)                                   any Excess Payments;

(vi)                               any Working Capital Deficit Adjustment and fees, costs and expenses for which Parent is entitled to indemnification pursuant to Section 1.10;

(vii)                           indemnification pursuant to Section 9.10 and any assessment by the Israeli Tax Authority that Taxes should have been withheld; any matter referred to or required to be referred to in Part 2.2 of the Disclosure Schedule relating to the evidence of approval of the Option Plans and any adverse tax, accounting, securities law or other consequences resulting from failure to obtain requisite board or stockholder approval of the Option Plans or any amendments thereto

(viii)                       the NOL Consultant not able to produce documentation reasonably satisfactory to Parent with respect to at least 70% of the Estimated Net Operating Loss in accordance with Section 5.10 by no later than sixty calendar days after the Effective Time, then Parent shall be deemed to have incurred Damages of $1,750,000 and shall be entitled to have the Damages paid from the Escrow Fund; provided, that the Escrow Contributors liability pursuant to this Agreement with respect to the net operating losses of the Acquired Companies shall be limited to indemnification pursuant to this Section 9.2(a)(viii).

(ix)                              Any misclassification of options of the Acquired Companies as incentive stock options under Section 462 of the Code by the Acquired Companies prior to the Effective Time;

(x)                                  Irrespective of any disclosure set forth in Part 2.14(j) of the Disclosure Schedule, any Tax imposed on the Company or that the Company is obligated to pay on behalf of any Person under Section 409A(a)(1)(B) of the Code and any Treasury Regulations thereunder in connection with Company Options granted prior to the Effective Time.

(xi)                              Any matter referred to in the first paragraph of Part 2.15(k) of the Disclosure Schedule.

(b)                                  It is understood and agreed that if any Acquired Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of such Acquired Company as an Indemnitee) Parent shall also be deemed, by virtue of its direct or indirect ownership of the stock of such Acquired Company, to have incurred (the same, not additional) Damages as a result of and in connection with such inaccuracy or breach.

(c)                                  Any indemnity payment made pursuant to Section 9 shall be treated as an adjustment to the merger consideration for Tax purposes, unless a final determination with respect to the Indemnitee causes such payment to be treated other than as an adjustment to the amount of the merger consideration for federal income Tax purposes.

9.3                               Threshold.

(a)                                  Subject to Section 9.3(b), the Indemnitors shall not be required to make any indemnification payment pursuant to Section 9.2(a) until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $125,000 in the aggregate. If the total amount of such Damages exceeds $125,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, including the initial $125,000.

(b)                                  The limitations that are set forth in Section 9.3(a) shall not apply: (i) in the case of fraudulent or intentional misrepresentation; (ii) to inaccuracies in or breaches of any of the representations and warranties set forth in Sections 2.1, 2.3, 2.14 and 2.15; (iii) any inaccuracies in any of the amounts set forth in the Closing Payment Schedule; or (iv) to indemnification pursuant to Sections 9.2(a)(v), 9.2(a)(vi), 9.2(a)(vii), 9.2(a)(viii), 9.2(a)(ix), 9.2(a)(x) and 9.2(a)(xi).

9.4                               Maximum Liability.

(a)                                  Except in the case of fraudulent or intentional misrepresentation and except for indemnification pursuant to Sections 2.1, 2.3, 2.14, 2.15, and 9.10(d) the Escrow Fund shall be the exclusive means for Indemnitees to collect any Damages under this Agreement.

(b)                                  Except in the case of fraudulent or intentional misrepresentation by the Escrow Contributor, the aggregate liability (including indemnification pursuant to the Escrow Fund) of each Escrow Contributor pursuant to Sections 2.1, 2.3, 2.14, 2.15 and 9.10(d) shall not exceed such Escrow Contributor’s pro rata share of the Aggregate Merger Consideration.

(c)                                  Nothing in this Agreement shall limit the rights or remedies of any Indemnitee against any particular Indemnitor, or the Liability of any particular Indemnitor, for a breach by such particular Indemnitor of any provision of any separate agreement set forth as an exhibit hereto and executed and delivered by such Indemnitor in connection with the execution of this Agreement of the or the Closing of the Merger.

(d)                                  Notwithstanding anything to the contrary contained in this Agreement, in the case of fraudulent or intentional misrepresentation, the following provisions shall apply:

(i)                                    the Indemnitees shall have recourse to the Escrow Amount with respect to any Damages which arise from or as a result of, or are connected with, such fraudulent or intentional misrepresentation (irrespective of the Person who actually participated in or had actual knowledge of such fraudulent or intentional misrepresentation);

(ii)                                in addition to the rights and remedies referred to in clause “(i)” of this sentence, with respect to any Indemnitor who participated in or had actual knowledge of such fraudulent or intentional misrepresentation, there shall be no limit on such Indemnitor’s liability for such fraudulent or intentional misrepresentation; and

(iii)                            in addition to the rights and remedies referred to in clauses “(i)” and “(ii)” of this sentence, with respect to any Indemnitor who did not participate in or have actual knowledge of the fraudulent or intentional misrepresentation, such Indemnitor’s liability for such fraudulent or intentional misrepresentation shall be limited to an amount up to the amount of consideration that such Indemnitor is entitled to in exchange for such Indemnitor’s shares of Company Capital Stock or otherwise pursuant to this Agreement in connection with the Merger.

9.5                               No Contribution.  Each Indemnitor waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Sub or the Company in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or any other agreement or document delivered to Parent in connection with this Agreement.

9.6                               Procedure for recovery from Escrow Account.  The Indemnitees and the Stockholders’ Representative shall follow the procedures set forth in the Escrow Agreement in order to recover Damages from the Escrow Account.

9.7                               Defense of Third Party Claims.

(a)                                  In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Merger Sub or the Acquired Companies, against Parent or against any other Person) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Stockholders’ Representative.  If Parent so proceeds with the defense of any such claim or Legal Proceeding:

(i)                                    subject to the other provisions of Section 9, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitors;

(ii)                                each Indemnitor shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(iii)                            Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if Parent settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Stockholders’ Representative, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if Parent requests that the Stockholders’ Representative consent to a settlement, adjustment or compromise, the Stockholders’ Representative shall not unreasonably withhold or delay such consent).

(b)                                  Parent shall give the Stockholders’ Representative prompt notice of the commencement of any such Legal Proceeding against Parent, Merger Sub or the Acquired Companies; provided, however, that any failure on the part of Parent to so notify the Stockholders’ Representative shall not limit any of the obligations of the Indemnitors under Section 9 (except to the extent such failure prejudices the defense of such Legal Proceeding).  If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders’ Representative may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Stockholders’ Representative may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed).

9.8                               Limitations.  For purposes of determining the amount of any Damages incurred, sustained or suffered by a Parent Indemnitee, such amount shall be reduced by the amount of any insurance benefits and proceeds (collectively, “Insurance Benefits”) received or otherwise payable to Parent, an Acquired Company or any other Indemnitee (or deemed paid to thereto pursuant to the next sentence) in respect of the Damages (net of any deductible amounts).  Notwithstanding the foregoing, Parent, an Acquired Company and any other Indemnitee shall have no obligation to make any insurance claims or pursue the collection of any denied claims.  During the term of the Escrow Fund, Parent shall give notice to the Stockholders’ Representative a reasonable period of time before any claims for which it is entitled to indemnification pursuant to this Agreement are submitted to an insurance carrier for reimbursement or if any claims for which it is entitled to indemnification pursuant to this Agreement might reasonably be covered by any insurance policies of the Acquired Companies.

9.9                               Exercise of Remedies by Indemnitees Other than Parent.  No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

9.10                        Tax Indemnification.  The following provisions shall govern the allocation of responsibility as between Parent and the Acquired Companies for certain tax matters.

(a)                                  Tax Returns Due Prior to Closing.  The Acquired Companies shall prepare and timely file (including any applicable extensions) all Tax Returns of the Acquired Companies that are due on or before the Closing Date.  Such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by law). The Acquired Companies shall permit Parent to review and comment on each material Tax Return described in this paragraph prior to filing, and shall make such changes to such Tax Returns as are reasonably requested by Parent.

(b)                                  Tax Returns Due After the Closing.  Parent shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns of the Acquired Companies due after the Closing Date.  Such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by law).

(c)                                  Indemnification; Payment.

(i)                                    The Indemnitors shall severally hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of (i) all Taxes (or the non payment thereof) of the Acquired Companies attributable to Pre-Closing Tax Periods, provided, however, that the Indemnitors shall be liable for Taxes only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Date Balance Sheet (rather than any notes thereto) and taken into account in determining any Working Capital Deficit Adjustment for which Indemnitees have already received full indemnification or (ii) a determination by the Israeli Tax Authority that taxes should have been withheld under any payment due to the Company Stockholders or holders of Company Options or Company Warrants.  In the event that the Tax for which indemnity is sought is Tax due and payable in connection with a Tax Return including any portion of a Pre-Closing Tax Period filed by Parent pursuant to Section 9,10(b), Parent shall notify the Stockholders’ Representative and Escrow Agent of any amounts due from the Acquired Companies in respect of any Tax Return no later than ten (10) business days prior to the date on which any such Tax Return is due, and the Escrow Agent shall (subject to the terms and conditions of this Agreement and the Escrow Agreement) remit such payment from the Escrow Fund to Parent no later than five (5) business days prior to the date such Tax Return is due.  Parent shall deliver any Tax Return with respect to which the Indemnitors have a responsibility for Taxes to the Stockholders’ Representative for his review at least thirty (30) days prior to the date (including extensions) on which such Tax Return is required to be filed.  If the Stockholders’ Representative disputes any item on such Tax Return, he shall notify Parent of such disputed item (or items) and the basis for their objection.  The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed.  If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to the Stockholders’ Representative and Parent.  The fees and expenses of such accounting firm shall be borne equally by the Stockholders’ Representative and Parent; provided that, to the extent that the Stockholders’ Representative pays for any such fees and expenses, the Stockholders’ Representative shall be reimbursed for all such payments in accordance with Section 10.1(e).

(ii)                                In the event that Parent pays or is requested by a taxing authority to pay any Taxes relating to a Pre-Closing Tax Period described in the preceding sentence, Parent shall notify the Stockholders’ Representative and Escrow Agent of any such payments or requests for payment, and the Escrow Agent shall (subject to the terms and conditions of this Agreement and the Escrow Agreement) remit such amounts to Parent from the Escrow Fund no later than five (5) business days after receiving such notification, unless the Stockholders’ Representative timely elect to contest any such Tax in accordance with Section 9.10(f), in which case the Escrow Agent shall (subject to the terms and conditions of this Agreement and the Escrow Agreement) promptly reimburse Parent for any such tax that it is required to pay upon the conclusion of such contest.

(d)                                  Notice of Tax Audits/Claims.  If any third party notifies the Stockholders’ Representative of the existence of any audit, litigation or other proceeding relating to Taxes of the Acquired Companies for Pre-Closing Tax Periods (a “Third Party Tax Claim”), the Stockholders’ Representative shall give notice to Parent within fifteen (15) days of the notice of the Third Party Tax Claim.  The Stockholders’ Representative covenants not to settle or otherwise dispose of any Third Party Tax Claim, if such claim shall have adverse Tax consequences to any Acquired Company or Parent (other than an adverse Tax consequence to which the Indemnitors have a duty to indemnify Parent  pursuant to this Agreement), without first obtaining written consent from Parent of such settlement or disposition.

(e)                                  Refunds.  The Acquired Companies will be entitled to any refunds (including any interest received thereon) in respect of any federal, state, local or foreign Tax liability of the Acquired Companies.  In the event the Stockholders’ Representative receives any such refund to which the Acquired Companies are entitled, the Stockholders’ Representative shall cause such refund to be paid to Parent promptly following its receipt.

(f)                                    Cooperation on Tax Matters.

(i)                                    The Stockholders’ Representative shall control the conduct, through counsel of their own choosing at his own expense (which expense shall be reimbursable by the Indemnitors pursuant to Section 10.1(e)), of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Acquired Companies (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Contest”) relating solely to Pre-Closing Tax Periods, but Parent shall have the right to participate in such Contest at its own expense and, with the written consent of the Stockholders’ Representative, and at its expense, may assume control of the conduct of such Contest.  If the Stockholders’ Representative fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by any party of notice of such Contest, Parent shall have the right to assume control of such Contest and shall be able to settle, compromise and/or concede such Contest in its sole discretion.

(ii)                                In the case of a Contest that relates to Straddle Periods of the Acquired Companies, Parent shall control the conduct of such Contest, but the Acquired Companies shall have the right to participate in such Contest at its own expense and, with the written consent of Parent, and at its expense, may assume control of the conduct of such Contest.  Neither Parent nor the Acquired Companies shall settle, compromise and/or concede such Contest with respect to Taxes for which the Indemnitors are responsible pursuant to this Section 9.10 without the consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld or delayed.  If Parent fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by Parent of notice of such Contest, the Stockholders’ Representative shall have the right to assume control of such Contest and shall be able to settle, compromise and/or concede such Contest in its sole discretion.

(iii)                            Parent and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent agrees (A) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent shall allow the other party to take possession of such books and records.

(iv)                               Parent and the Stockholders’ Representative further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(v)                                   Parent and the Stockholders’ Representative further agree, upon request, to provide the other party with all information that either party may be required with respect to any tax reporting obligations of such party in connection with the transactions contemplated by this Agreement.

(g)                                 Tax Sharing Agreements.  All tax-sharing agreements or similar agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder.

SECTION 10.                                                                    MISCELLANEOUS PROVISIONS

10.1                        Stockholders’ Representative.

(a)                                  The Indemnitors hereby irrevocably appoint Donald Sullivan as their agent for purposes of Section 9 (the “Stockholders’ Representative”), and Donald Sullivan

hereby accepts his appointment as the Stockholders’ Representative.  After the Closing, Parent shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to Section 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported by the Stockholders’ Representative to be executed on behalf of any Indemnitor by the Stockholders’ Representative, and on any other action taken or purported by the Stockholders’ Representative to be taken on behalf of any Indemnitor by the Stockholders’ Representative, as fully binding upon such Indemnitor.  If the Stockholders’ Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Indemnitors, then the Indemnitors shall, within ten (10) days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor.  Any such successor shall become the “Stockholders’ Representative” for purposes of Section 9 and this Section 10.1.  If for any reason there is no Stockholders’ Representative at any time, all references herein to the Stockholders’ Representative shall be deemed to refer to the Indemnitors.

(b)                                  By virtue of the approval of the adoption of this Agreement, the Indemnitors grant to the Stockholders’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the Indemnitors (in the name of any or all of the Indemnitors or otherwise) any and all documents and take any actions that the Stockholders’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, and, in the case of any document, in such forms and containing such provisions as the Stockholders’ Representative may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by Sections 1.11, 9 or 10.1(a).

(c)                                  The Indemnitors recognize and intend that the power of attorney granted in Section 10.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Representative; and (iii) shall survive the death or incapacity of each of the Indemnitors.

(d)                                  If the Stockholders’ Representative shall die, become disabled or otherwise be unable or unwilling to fulfill his responsibilities hereunder, the Indemnitors shall, by consent of the Company Stockholders that held at least a majority of the shares of Company Capital Stock (on an as-converted basis) immediately prior to the Effective Time, within ten (10) days after such death or disability, a notice of resignation or withdrawal, appoint a successor to the Stockholders’ Representative and immediately thereafter notify Parent of the identity of such successor.  Any such successor shall succeed the Stockholders’ Representative as Stockholders’ Representative hereunder.

(e)                                  In performing the functions specified in this Agreement, the Stockholders’ Representative shall not be liable to any Indemnitors in the absence of gross negligence or willful misconduct on the part of the Stockholders’ Representative (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of the absence of gross negligence or willful misconduct).  By virtue of the approval of the adoption of this Agreement, each Indemnitor agrees to indemnify and hold harmless the Stockholders’ Representative against any and all liabilities, losses, damages, claims, costs or expenses incurred by the Stockholders’ Representative in carrying out his duties under this Agreement and under the Escrow Agreement, including any and all out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholders’ Representative.  If not paid directly to the

Stockholders’ Representative by the Indemnitors, such liabilities, losses, damages, claims, costs and expenses may be recovered by the Stockholders’ Representative from the Escrow Amount otherwise distributable to the Indemnitors following the Escrow Termination Date pursuant to the terms of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Indemnitors according to their respective pro rata interests in the Escrow Fund.  Parent shall have no responsibility for the payment of such costs or expenses and shall not be responsible for collecting any amounts payable to the Stockholders’ Representative.

10.2                        Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

10.3                        Fees and Expenses.  Other than as contemplated in Section 10.1(e) of this Agreement for the Stockholders’ Representative, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.

10.4                        Attorneys’ Fees.  If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.5                        Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Websense, Inc.,

c/o Douglas Wride, Chief Financial Officer

10240 Sorrento Valley Rd.

San Diego, California 92121

Fax: 858-458-2959

with a copy to:

Websense, Inc.,

c/o Michael Newman, Vice President and General Counsel

10240 Sorrento Valley Rd.

San Diego, California 92121

Fax: 858-550-3489

and:

Cooley Godward Kronish LLP

c/o Barbara L. Borden, Esq.

4401 Eastgate Mall

San Diego, California 92121

Fax: 858-550-6420

if to the Company or the Subsidiary:

PortAuthority Technologies, Inc.

c/o Peter Foley

2445 Faber Place, Suite 100
Palo Alto California 94303-3347

Fax: 650-739-0101

With copies to:

Perkins Coie LLP

c/o Michael R. Glaser, Esq,

101 Jefferson Drive

Menlo Park, CA 43646

Fax: 650-838-4350

S. Friedman & Co. Advocates

c/o Charles B. Gottlieb, Esq

S. Friedman & Co. Advocates

Europe Israel House

2 Weizmann Street

Tel Aviv 64239, Israel

Fax: 972 (3) 393-1930

if to the Stockholders’ Representative:

Donald Sullivan

c/o Greylock

880 Winter Street

Waltham, Massachusettes 02451

Fax (781) 622-2200

10.6                        Confidentiality.  Parent and the Company acknowledge that they have previously executed the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.  All information contained (i) herein or (ii) in the Disclosure Schedule shall be deemed to be “Proprietary Information” (as defined and subject to the exceptions contained in the Confidentiality Agreement) until the Closing Date.

10.7                        Time of the Essence.  Time is of the essence of this Agreement.

10.8                        Headings.  The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.9                        Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.10                 Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

10.11                 Successors and Assigns.  This Agreement shall be binding upon: the parties and their successors and assigns (if any). This Agreement shall inure to the benefit of: the Company Stockholders (to the extent set forth in Section 1.5); the holders of assumed Company Options (to the extent set forth in Section 1.6); the holders of assumed Company Warrants (to the extent set forth in Section 1.6).  Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

10.12                 Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

10.13                 Waiver.

(a)                                  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)                                  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.14                 Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

10.15                 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.16                 Parties in Interest.  Except for the provisions of Sections 1.5, 1.6 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.17                 Entire Agreement.  This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

10.18                 Company Counsel Waiver.  Each party to this Agreement acknowledges that following the Effective Time, Company Counsel may continue to perform legal services for the Acquired Companies, and/or the Company’s stockholders, including, without limitation, the Stockholders’ Representative, adverse to Parent and the Surviving Company, in matters arising under this Agreement, the Escrow Agreement, and the documents and transactions contemplated hereby and thereby.  Accordingly, each party to this Agreement hereby:  (i) acknowledges that Company Counsel represented the Acquired Companies in the transaction contemplated by this Agreement and the Escrow Agreement, and the documents and transactions contemplated hereby and thereby, and has not represented any individual stockholder or employee of the Company in connection with such transaction; and (ii) gives its consent to future representation by the Company of any or all of the Company Employees and Company Stockholders, including, without limitation, the Stockholders’ Representative, adverse to Parent and/or the Surviving Corporation, in matters arising under this Agreement and the Escrow Agreement.

10.19                 Construction.

(a)                                  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)                                  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                                  Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties hereto have caused this Agreement to be executed and delivered as of December 20, 2006.

Websense, Inc.
a Delaware corporation

By:	/s/ Gene Hodges

Leap Acquisition Corp.,
a Delaware corporation

By:	/s/ Gene Hodges

PortAuthority Technologies, Inc.
a Delaware corporation

By:	/s/ Peter Foley

PortAuthority Technologies Israel Ltd.,
an Israeli private limited liability company

By:	/s/ Peter Foley

Donald Sullivan
Stockholder Representative

/s/ Donald Sullivan

MERGER AGREEMENT SIGNATURE PAGE

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

280G Waiver.  “280G Waiver” shall mean the 280G Waiver attached hereto as Exhibit L.

401(k) Plan.  “401(k) Plan” shall have the meaning set forth in Section 5.7(c) of the Agreement.

Acknowledgements of Payment and Release.  “Acknowledgements of Payment and Release” shall have the meaning set forth in Section 4.8 of the Agreement.

Acquired Companies.  “Acquired Companies” shall mean the Company and the Subsidiary, individually and collectively.

Acquired Company Contract.  “Acquired Company Contract” shall mean any Contract:  (a) to which any Acquired Company is a party; (b) by which any of the Acquired Companies or any of their assets is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.

Acquired Company Transaction Expense.  “Acquired Company Transaction Expense” shall mean all fees, costs and expenses that have been incurred or that are incurred (whether prior to the date of the Agreement, during the Pre-Closing Period or at or after the Effective Time) by or on behalf of any of the Acquired Companies relating directly or indirectly to, or arising from or in connection with, the transactions contemplated by the Agreement, including (a) any fees, costs or expenses payable to the Company Counsel or to any financial advisor, accountant or other Person who performed services for or on behalf of the Acquired Companies, or who is otherwise entitled to any compensation from the Acquired Companies, in connection with the Agreement or any of the transactions contemplated by the Agreement and (b) any fees, costs, expenses, liabilities or obligations that arise or are expected to arise, are triggered or become due or payable in whole or in part to vendors, customers, employees, consultants, or the Payment Agent, as a direct result of the consummation of the Merger or any of the other transactions contemplated by the Agreement.

Acquired Company Product.  “Acquired Company Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Company or the Subsidiary.

Acquisition Inquiry.  “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal.  “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction.  “Acquisition Transaction” shall mean any transaction involving:

(e)           the sale, license, disposition or acquisition of all or a material portion of any of the Acquired Companies’ business or assets;

(f)            the issuance, disposition or acquisition of (i) any capital stock or other equity security of any of the Acquired Companies (other than common stock issued to employees of the Acquired Companies, upon exercise of Company Options, Company Warrants or otherwise, in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of any of the Acquired Companies (other than stock options granted to employees of the Acquired Companies in routine transactions in accordance with the Company’s past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of any of the Acquired Companies; or

(g)           any merger, consolidation, business combination, reorganization or similar transaction involving any of the Acquired Companies.

Affiliated Group.  “Affiliated Group” shall mean any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

Aggregate Escrow Contributors Per Share Common Stock Payment.  “Aggregate Escrow Contributors Per Share Common Stock Payment” shall be equal to the product of the Per Share Common Stock Payment multiplied by the aggregate number of outstanding shares of Company Capital Stock (on an as converted to Company Common Stock basis and assuming the net exercise of Company Warrants) held by all Escrow Contributors.

Aggregate Liquidation Preference.  “Aggregate Liquidation Preference” shall mean the sum of the aggregate amounts payable with respect to the Company Preferred Stock pursuant to the Company Series C-1 Liquidation Preference, Company Series C-2 Liquidation Preference and the Company Series D Liquidation Preference.

Aggregate Merger Consideration.  “Aggregate Merger Consideration” shall mean $90,000,000 minus the sum of the Carve-Out Amount plus the employer portion of social security and FICA payable on the Carve-Out Amount.

Agreement.  “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Antitrust Laws.  “Antitrust Laws” shall have the meaning set forth in Section 5.4(a).

Capitalized Leases.  “Capitalized Leases” shall mean any lease of property, real or personal, the obligations of lessee in respect of which are required in accordance with GAAP to be capitalized on the balance sheet of the lessee.

Carve-Out Amount.  “Carve-Out Amount” shall have the meaning set forth in Section 1.13.

Carve-Out Participant.  “Carve-Out Participant” shall have the meaning set forth in Section 1.13.

Carve-Out Plan.  “Carve-Out Plan” shall have the meaning set forth in Section 1.13.

Cash and Cash Equivalents.  “Cash and Cash Equivalents” shall mean cash and cash equivalents, short-term investments and other liquid assets calculated in accordance with GAAP applied on a consistent basis; provided that such amounts are not pledged as collateral or otherwise restricted.

Certificate of Incorporation Approval.  “Certificate of Incorporation Approval” shall have the meaning set forth in Section 5.2(c).

Certificate of Merger.  “Certificate of Merger” shall have the meaning set forth in Section 1.3 of the Agreement.

Closing.  “Closing” shall have the meaning set forth in Section 1.3 of the Agreement.

Closing Certificate.  “Closing Certificate” shall have the meaning set forth in Section 6.6(l) of the Agreement.

Closing Company Share Number.  “Closing Company Share Number” shall be equal to the sum of: (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time; (B) the aggregate number of shares of Company Common Stock issuable upon conversion of each share of Company Series C-1 Preferred Stock outstanding immediately prior to the Effective Time; (C) the aggregate number of shares of Company Common Stock issuable upon conversion of each share of Company Series C-2 Preferred Stock outstanding immediately prior to the Effective Time; (D) the aggregate number of shares of Company Common Stock issuable upon conversion of each share of Company Series D Preferred Stock outstanding immediately prior to the Effective Time; (E) the aggregate number of shares of Company Common Stock issuable upon exercise of all vested Company Options that are outstanding immediately prior to the Effective Time; and (F) the aggregate number of all shares of Company Series C-1 Preferred Stock issuable, on an as converted to Company Common Stock basis, underlying Company Warrants that are outstanding and unexercised immediately prior to the Effective Time (it being understood that such number of shares of Company Series C-1 Preferred Stock shall be determined on an iterative basis by initially calculating the Closing Company Share Number without taking account of outstanding Company Warrants, recalculating the Closing Company Share Number taking into account the outstanding Company Warrants with a per share exercise price that is less than the initially calculated Per Share Series C-1 Payment and then repeating this process until no additional Company Warrants exist with a per share exercise price that is less than the Per Share Series C-1 Payment as a result of such calculation).

Closing Consideration.  “Closing Consideration” shall be equal to: (1) the Aggregate Merger Consideration; minus (2) the sum of (A) the Acquired Company Transaction Expense Amount, (B) the Estimated Working Capital Deficit Amount, if any, (C) the Escrow Amount and (D) the Outstanding Liabilities Amount.

Closing Date.  “Closing Date” shall have the meaning set forth in Section 1.3 of the Agreement.

Closing Date Balance Sheet.  “Closing Date Balance Sheet” shall have the meaning set forth in Section 1.11(b) of the Agreement.

Closing Payment Schedule.  “Closing Payment Schedule” shall have the meaning set forth in Section 6.6(u) of the Agreement.

Closing Working Capital Schedule.  “Closing Working Capital Schedule” shall have the meaning set forth in Section 1.11(a) of the Agreement.

COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company.  “Company” shall have the meaning set forth in the introductory paragraph of the Agreement.

Company Affiliate.  “Company Affiliate” shall mean any Person any company directly or indirectly through one or more intermediaries, controlling the Company or controlled by, or under common control with the Company (within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder).

Company Capital Stock.  “Company Capital Stock” shall mean the Company Common Stock, the Company Series C-1 Preferred Stock, the Company Series C-2 Preferred Stock and the Company Series D Preferred Stock.

Company Capital Stock Right.  “Company Capital Stock Right” shall have the meaning set forth in Section 2.3(c) of the Agreement.

Company Closing Certificate.  “Company Closing Certificate” shall have the meaning set forth in Section 6.6(f) of the Agreement.

Company Common Stock.  “Company Common Stock” shall have the meaning set forth in Section 2.3(a) of the Agreement.

Company Counsel.  “Company Counsel” shall mean Perkins Coie LLP, S. Friedman & Co. Advisors, and any other legal counsel that has provided services to or on behalf of any of the Acquired Companies in connection with the transactions contemplated by the Agreement.

Company Databases.  “Company Databases” shall have the meaning set forth in Section 2.9(u) of the Agreement.

Company Employee.  “Company Employee” shall mean any current or former employee, independent contractor or director of the Company or any Company Affiliate.

Company Employee Agreement.  “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Affiliate and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the Company or any Company Affiliate to make any payments or provide any benefits in connection with such termination.

Company Employee Plan.   “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, pension plan, retirement or early retirement plan or provident fund, or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Affiliate for the benefit of any Company Employee, or with respect to which the Company or any Company Affiliate has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

Company Financial Statements.  “Company Financial Statements” shall have the meaning set forth in Section 2.4(a) of the Agreement.

Company IP.  “Company IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Acquired Company Products or methods or processes used to manufacture the Acquired Company Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to the Company.

Company IP Contract.  “Company IP Contract” shall mean any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company.

Company Option Plans.  “Company Option Plans” shall mean the Company’s 2004 Global Share Option Plan and its 2000 Stock Option Plan, together.

Company Options.  “Company Options” shall mean options to purchase shares of Company Common Stock.

Company Pension Plan.  “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Company Privacy Policy.  “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to (i) the privacy of users of the Acquired Company Products or of any Company Website, (ii) the

collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

Company Preferred Stock.  “Company Preferred Stock” shall mean the Company Series C-1 Preferred Stock, Company Series C-2 Preferred Stock and Company Series D Preferred Stock.

Company Series C-1 Liquidation Preference.  “Company Series C-1 Liquidation Preference” shall mean the Per Share Series C-1 Liquidation Preference multiplied by the number of shares of Company Series C-1 Preferred Stock outstanding immediately prior to the Effective Time (assuming the net exercise of all outstanding Company Warrants).

Company Series C-2 Liquidation Preference.  “Company Series C-2 Liquidation Preference” shall mean the Per Share Series C-2 Liquidation Preference multiplied by the number of shares of Company Series C-2 Preferred Stock outstanding immediately prior to the Effective Time.

Company Series D Liquidation Preference.  “Company Series D Liquidation Preference” shall mean the Per Share Series D Liquidation Preference multiplied by the number of shares of Company Series D Preferred Stock outstanding immediately prior to the Effective Time.

Company Software.  “Company Software” shall  have the meaning set forth in Section 2.9(o) of the Agreement.

Company Stock Certificate.  “Company Stock Certificate” shall have the meaning set forth in Section 1.7 of the Agreement.

Company Stockholder.  “Company Stockholder” shall mean a holder of the Company Capital Stock.

Company Warrants.  “Company Warrants” shall mean warrants to purchase shares of Company Series C-1 Preferred Stock.

Company Website.  “Company Website” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of the Company.

Confidentiality Agreement.  “Confidentiality Agreement” shall mean the Non Disclosure Agreement between Parent and the Company, dated April 12, 2006.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contest.  “Contest”  shall have the meaning set forth in Section 9.10(f) of the Agreement.

Continuing Employees.  “Continuing Employees” shall have the meaning set forth in Section 5.7 of the Agreement.

Contract.  “Contract” shall mean any written, oral or other legally binding agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature.

Current Assets.  “Current Assets” shall mean the aggregate amount of the accounts receivable, short-term investments, inventory and prepaid and other current assets of the Acquired Companies (including Cash and Cash Equivalents).

Current Liabilities.  “Current Liabilities” shall mean the accounts payable and accrued liabilities of the Acquired Companies (including the short-term portion of Capitalized Leases and accruals for doubtful accounts but excluding the Permitted Indebtedness and including any settlement payments for litigation in existence as of the date hereof to the extent that such settlement payments shall not have been paid for as of the Closing Date or accrued).

Damages.  “Damages” shall include any loss, damage, injury, decline in value, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature but shall exclude any consequential, special, or indirect damages, lost profits, interest, exemplary or punitive damages in connection therewith (except for those payable to a third party).  Damages shall be calculated without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in the relevant representation or warranty.

Description of Variances.  “Description of Variances” shall have the meaning set forth in Section 1.11(d).

DGCL.  “DGCL” shall mean the Delaware General Corporation Law.

Disclosure Schedule.  “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Designated Stockholders.

Dissenting Shares.  “Dissenting Shares” shall have the meaning set forth in Section 1.9(a) of the Agreement.

Dissenting Shares Allocable Amount.  “Dissenting Shares Allocable Amount” shall be equal to the aggregate amount of consideration that would be payable to the holders of Dissenting Shares pursuant to Section 1.5 if such shares were not Dissenting Shares.

Dissenting Stockholder.  “Dissenting Stockholder” shall have the meaning set forth in Section 1.9(a).

DOJ.  “DOJ” shall have the meaning set forth in Section 5.4(a) of the Agreement.

DOL.  “DOL” means the United States Department of Labor.

Effective Time.  “Effective Time” shall have the meaning set forth in Section 1.3 of the Agreement.

Eligible Company Securities.  “Eligible Company Securities” shall mean the Company Capital Stock, vested Company Options that make the election to exercise pursuant to Section 1.6(a) and Company Warrants.

Eligible Company Securities Documents.  “Eligible Company Securities Documents” shall have the meaning set forth in Section 1.8(b) of the Agreement.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law.  “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent.  “Escrow Agent” shall mean LaSalle Bank, N.A.

Escrow Agreement.  “Escrow Agreement” shall mean an escrow agreement in substantially the form attached to the Agreement as Exhibit J.

Escrow Amount.  “Escrow Amount” shall have the meaning set forth in Section 1.10(a) of the Agreement.

Escrow Contributors.  “Escrow Contributors” shall mean the holders of Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series D Preferred Stock, Company Common Stock and Company Warrants on whose behalf any amounts have been or are required to be contributed to the Escrow Fund in accordance with Section 1.10 of the Agreement.

Escrow Fund.  “Escrow Fund” shall mean the general escrow fund established pursuant to the Escrow Agreement.

Escrow Fund Payment.  “Escrow Fund Payment” shall mean any amount distributed to the Escrow Contributors from the Escrow Fund pursuant to this Agreement and the Escrow Agreement.

Escrow Percentage.  “Escrow Percentage” shall be equal to the quotient of (1) the Escrow Amount divided by (2) the sum of (x) the Aggregate Liquidation Preference and (y) the Aggregate Escrow Contributors Per Share Common Stock Payment.

Estimated Working Capital Deficit Amount.  “Estimated Working Capital Deficit Amount” shall have the meaning set forth in Section 1.11(a) of the Agreement.

Excess Payments.  “Excess Payments” shall have the meaning set forth in Section 1.9(d) of the Agreement.

Existing Option.  “Existing Option” shall have the meaning set forth in Section 1.6(b) of the Agreement.

Export Approvals.  “Export Approvals” shall have the meaning set forth in Section 2.12(c)(i) of the Agreement.

Export Controls.  “Export Controls” shall have the meaning set forth in Section 2.12(c) of the Agreement.

FAR.  “FAR” shall have the meaning set forth in Section 2.10(g)(i)(3) of the Agreement.

Final Working Capital Deficit Amount.  “Final Working Capital Deficit Amount” shall have the meaning set forth in Section 1.11(e) of the Agreement.

FMLA.   “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan.  “Foreign Plan” shall mean: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan maintained or contributed to by the Company or any Company Affiliate that is not subject to United States law; and (iii) any Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the United States.

Forfeited Payment.  “Forfeited Payment” shall have the meaning set forth in Section 1.13 of the Agreement.

FTC.  “FTC” shall have the meaning set forth in Section 5.4(a) of the Agreement.

GAAP.  “GAAP” shall mean United States generally accepted accounting principles.

Grants.  “Grants” shall have the meaning set forth in Section 2.13(b) of the Agreement.

Government Bid.  “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract.  “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Governmental Authorization.  “Governmental Authorization” shall mean any:  (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

HIPAA.   “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

HSR Act.  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnitees.  “Indemnitees” shall mean the following Persons:  (a) Parent; (b) Parent’s current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Indemnitors.  “Indemnitors” shall have the meaning set forth in Section 9.2(a) of the Agreement.

Information Statement.  “Information Statement” shall have the meaning set forth in Section 5.2(a) of the Agreement.

Intellectual Property.  “Intellectual Property” shall mean and include all algorithms, application programming interfaces, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), trade-secrets, know-how and related technology, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals and summaries).

Intellectual Property Rights.  “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

Insurance Benefits.  “Insurance Benefits” shall have the meaning set forth in Section 9.8(a) of the Agreement.

Investment Center.  “Investment Center” shall have the meaning set forth in Section 2.13(b) of the Agreement.

IRS.   “IRS” shall mean the United States Internal Revenue Service.

Key Employee.  “Key Employee” shall mean Asaf Littai, Ofer Hendler, Sharon Besser and Lidror Troyansky .

Key Stockholder.  “Key Stockholder” shall have the meaning set forth in Recital C in the Agreement.

Knowledge.  “Knowledge” shall mean, with respect to any fact, circumstance, event or other matter in question, the actual Knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (A) an individual, if used in reference to an individual or (B) with respect to any Person that is not an individual, the officers, directors and individuals engaged in technology development activity for such Person (the individuals specified in clause (B) are collectively referred to herein as the “Entity Representatives”) (it being understood that “reasonable inquiry” by any individual or Entity Representative shall be deemed to mean obtaining actual Knowledge of the following: (i) each fact, circumstance, event or other matter that is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) in, or that have been in, the possession of such individual or Entity Representative, including his or her personal files, (ii) each fact, circumstance, event or other matter that is reflected in one or more documents (whether written or electronic) contained in books and records of such Person that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual or Entity Representative in the customary performance of such duties and responsibilities, and (iii) the Knowledge that could be obtained from reasonable inquiry of Peter Foley, Omer Regev, Ofer Hendler, Lidror Troyansky, and Alex Kuchuk.

Lease Agreements.  “Lease Agreements” shall have the meaning set forth in Section 2.8 of the Agreement.

Leased Real Property.  “Leased Real Property” shall have the meaning set forth in Section 2.8 of the Agreement.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Letter of Transmittal.  “Letter of Transmittal” shall have the meaning set forth in Section 1.8(b) of the Agreement.

Liability.  “Liability” shall mean any liability or obligation of whatever kind of nature (whether known of unknown, whether asserted or unasserted, whether absolute or contingent, whether assured or unassured, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

Material Adverse Effect.  A violation or other matter will be deemed to have a “Material Adverse Effect” on the Acquired Companies if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Closing Certificate but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Acquired Companies’ business, condition, assets, intellectual property, liabilities, operations, financial performance, taken as a whole; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (i) any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) resulting from general business or economic conditions in the United States to the extent such Effect does not disproportionately affect in any material respect such entity; and (ii) any Effect resulting from conditions generally affecting the industry in which such party operates to the extent such Effect does not disproportionately affect such entity.

Material Contracts.  “Material Contracts” shall have the meaning set forth in Section 2.10(a) of the Agreement.

Materials of Environmental Concern.  “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

Measurement Date.  “Measurement Date” shall mean January 8, 2007; provided, however, that if the parties are obligated to prepare and file the Notification and Report Forms relating to the transactions subject to the HSR Act then the Measurement Date shall be the Closing Date.

Merger.  “Merger” shall have the meaning set forth in Recital A of the Agreement.

Merger Sub.  “Merger Sub” shall have the meaning set forth in the introductory paragraph to the Agreement.

Neutral Auditor.  “Neutral Auditor” shall have the meaning set forth in Section 1.11(e) of the Agreement.

Non-Substituted Options.  “Non-Substituted Options” means  Company Options held by Persons who are not becoming Continuing Employees that have not elected to exercise Company Options or are not eligible to elect to exercise Company Options pursuant to Section 1.6(a)

Objection Notice.  “Objection Notice” shall have the meaning set forth in Section 1.11(d) of the Agreement.

Open Source Code.  “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software.  Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

Option Consideration.  “Option Consideration” shall have the meaning set forth in Section 1.6(a).

Option Conversion Ratio.  “Option Conversion Ratio” shall mean the ratio of (A) the Per Share Common Stock Payment to (B) the closing sales price of a share of Parent Common Stock on The Nasdaq Stock Market on the Closing Date.

Outstanding Liabilities.  “Outstanding Liabilities” shall mean all liabilities of the Acquired Companies for borrowed money and other obligations evidenced by notes, bonds, debentures or other such instruments (excluding Current Liabilities and Permitted Indebtedness).

Outstanding Liabilities Amount.  “Outstanding Liabilities Amount” shall mean the aggregate amount necessary to discharge in full the Outstanding Liabilities as of the Closing Date.

Parent.  “Parent” shall have the meaning set forth in the introductory paragraph to the Agreement.

Parent Common Stock.  “Parent Common Stock” means Parent’s common stock, par value $0.01 per share.

Parent Proposed Working Capital Deficit Amount.  “Parent Proposed Working Capital Deficit Amount” shall have the meaning set forth in Section 1.11(b) of the Agreement.

Parent Working Capital Schedule.  “Parent Working Capital Schedule” shall have the meaning set forth in Section 1.11(b) of the Agreement.

Payment Agent.  “Payment Agent” shall have the meaning set forth in Section 1.8(a) of the Agreement.

Payment Fund.  “Payment Fund” shall have the meaning set forth in Section 1.8(a) of the Agreement.

Permitted Encumbrances.  “Permitted Encumbrances” shall mean Encumbrances securing Permitted Indebtedness.

Permitted Indebtedness.  “Permitted Indebtedness” shall mean up to $4,213,947 of principal indebtedness owed by the Company to Silicon Valley Bank pursuant to Loan Agreement between Silicon Valley Bank and Gold Hill Venture Lending 03, LP dated November 29, 2005.

Per Share Common Stock Payment.  “Per Share Common Stock Payment” shall be equal to the quotient of: (1) an amount equal to (A) the Aggregate Merger Consideration minus (B) the sum of (w) the Acquired Company Transaction Expense Amount, (x) the Estimated Working Capital Deficit Amount, (y) the Aggregate Liquidation Preference, and (z) the Outstanding Liabilities Amount; divided by (2) the Closing Company Share Number.

Per Share Closing Series C-1 Preferred Stock Payment. “Per Share Closing Series C-1 Preferred Stock Payment” shall have the meaning set forth in Section 1.5(a) of the Agreement.

Per Share Series C-1 Liquidation Preference.  “Per Share Series C-1 Liquidation Preference” shall mean $0.4025554925, less the amount per share of any capital returned to the holders of such shares prior to the Closing Date in accordance with the Charter Amendment.

Per Share Series C-1 Payment.  “Per Share Series C-1 Payment” shall have the meaning set forth in Section 1.5(a)(iv) of the Agreement .

Per Share Series C-2 Liquidation Preference.  “Per Share Series C-2 Liquidation Preference” shall mean $0.657297645, less the amount per share of any capital returned to the holders of such shares prior to the Closing Date in accordance with the Charter Amendment.

Per Share Series C-2 Payment.  “Per Share Series C-2 Payment” shall have the meaning set forth in Section 1.5(a)(iii) of the Agreement.

Per Share Series D Liquidation Preference.  “Per Share Series D Liquidation Preference” shall mean $0.519377159, less the amount per share of any capital returned to the holders of such shares prior to the Closing Date in accordance with the Charter Amendment.

Per Share Series D Payment.  “Per Share Series D Payment” shall have the meaning set forth in Section 1.5(a)(ii) of the Agreement.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Personal Data.  “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number,

passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Pre-Closing Period.  “Pre-Closing Period” shall have the meaning set forth in Section 4.1 of the Agreement.

Pre-Closing Tax Periods.  “Pre-Closing Tax Periods” shall mean taxable periods (or portions thereof) ending on or before the Closing Date.  In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

Privacy Agreements.  “Privacy Agreements” shall have the meaning set forth in Section 2.9(v) of the Agreement.

Privacy Laws.  “Privacy Laws” shall have the meaning set forth in Section 2.9(v) of the Agreement.

Proceedings.  “Proceedings” shall mean any lawsuits or other legal, administrative, arbitration or other proceedings or claims, actions, disputes, audits, subpoenas or investigations.

Related Party.  “Related Party” shall have the meaning set forth in Section 2.18 of the Agreement.

Registered IP.  “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Required Stockholder Approval.  “Required Stockholder Approval” shall have the meaning set forth in Section 2.22 of the Agreement.

Representatives.  “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Resolution Period.  “Resolution Period” shall have the meaning set forth in Section 1.11(d) of the Agreement.

Severance Amount.  “Severance Amount” shall have the meaning set forth in Section 4.8 of the Agreement.

Stockholders’ Representative.  “Stockholders’ Representative” shall have the meaning set forth in Section 10.1(a) of the Agreement.

Stockholders’ Representative Proposed Working Capital Deficit Amount.  “Stockholders’ Representative Proposed Working Capital Deficit Amount” shall have the meaning set forth in Section 1.11(d) of the Agreement.

Straddle Period.  “Straddle Period” shall mean all Tax periods that include a Pre-Closing Tax Period as well as a period of time after the Closing Date.

Subsidiary.  “Subsidiary” shall have the meaning set forth in the introductory paragraph to the Agreement.

Subsidiary Ordinary Shares.  “Subsidiary Ordinary Shares” shall have the meaning set forth in Section 2.3(b) of the Agreement.

Substitute Options.  “Substitute Options” shall have the meaning set forth in Section 1.6(b).

Superior Offer.  “Superior Offer” shall mean an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or equity securities traded publicly in the U.S. on a stock exchange (or a combination of cash and equity securities traded publicly in the U.S. on a stock exchange), all of the outstanding Company Capital Stock, that: (a) was not obtained or made as a direct or indirect result of a breach of (or any action inconsistent with) any provision of the Agreement or any “standstill” or similar Contract under which any Acquired Company has any rights or obligations; (b) is not subject to a financing contingency; and (c) is determined by the board of directors of the Company, in its good faith judgment, after obtaining and taking into account a written opinion of an independent financial advisor of nationally recognized reputation, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable, from a financial point of view, to the Company’s stockholders than the Merger.

Surviving Corporation.  “Surviving Corporation” shall have the meaning set forth in Section 1.1 of the Agreement.

Tax.  “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, social security and health fees and National insurance payments and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Terminating Employee.  “Terminating Employee” shall have the meaning set forth in Section 4.8 of the Agreement.

Third Party Privacy Agreement.  “Third Party Privacy Agreements” shall have the meaning set forth in Section 2.9(x) of the Agreement.

Third Party Tax Claims.  “Third Party Tax Claims” shall have the meaning set forth in Section 9.10(d) of the Agreement.

Unaudited Interim Balance Sheet.  “Unaudited Interim Balance Sheet” shall have the meaning set forth in the Agreement.

User Data.  “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company from users of the Acquired Company Products or of any Company Website.

WARN Act.  “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, as the same may from time to time be amended or modified.

Warrant Consideration.  “Warrant Consideration” shall have the meaning set forth in Section 1.6(c) of the Agreement.

Working Capital.  “Working Capital” shall mean Current Assets minus Current Liabilities.

Working Capital Deficit Adjustment.  “Working Capital Deficit Adjustment” shall be equal to the amount by which the Final Working Capital Deficit Amount exceeds the Estimated Working Capital Deficit Amount, if any.

Working Capital Deficit Amount.  “Working Capital Deficit Amount” shall mean the aggregate absolute amount by which Working Capital, as of the Measurement Date, is less than $4,950,000; provided, however, that in the event that Working Capital, as of the Measurement Date, is greater than or equal to $4,950,000, the Working Capital Deficit Amount shall equal zero.